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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

K12 INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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October 28, 2013

Dear Fellow Stockholders:

              On behalf of our Board of Directors, I cordially invite you to attend the 2013 Annual Meeting of Stockholders of K12 Inc. to be held at the law firm of Latham & Watkins LLP, 555 Eleventh Street, N.W., Suite 1000, Washington, D.C. 20004-1304, on December 5, 2013, at 9:00 A.M., Eastern Time. The matters to be considered by the stockholders at the Annual Meeting are described in detail in the accompanying proxy materials.

              IT IS IMPORTANT THAT YOU BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU OWN OR WHETHER OR NOT YOU ARE ABLE TO ATTEND THE ANNUAL MEETING IN PERSON. Let me urge you to mark, sign and date your proxy card today and to return it in the envelope provided. Please vote electronically via the Internet or by telephone, if permitted by the broker or other nominee that holds your shares. If you receive a paper copy of the proxy materials, please complete, sign, date and return the accompanying proxy card. Voting electronically, by telephone or by returning your proxy card in advance of the Annual Meeting does not deprive you of your right to attend the Annual Meeting.

Sincerely,

Nathaniel A. Davis
Executive Chairman of the Board of Directors

K12 INC.

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 5, 2013

The annual meeting of stockholders of K12 Inc., a Delaware corporation (the "Company"), will be held at the law firm of Latham & Watkins LLP, 555 Eleventh Street, N.W., Suite 1000, Washington, D.C. 20004-1304, on Thursday, December 5, 2013, at 9:00 A.M., Eastern Time (the "Annual Meeting").

At the Annual Meeting, stockholders will be asked to:

  1.
  Elect ten directors to the Company's Board of Directors for one-year terms;

  2.
  Consider and vote upon a non-binding advisory vote on the compensation of the named executive officers of the Company ("Say on Pay");

  3.
  Consider and vote upon the ratification of the appointment of BDO USA, LLP, as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2014; and

  4.
  Act upon such other matters as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

The foregoing matters are described in more detail in the accompanying Proxy Statement. In addition, financial and other information about the Company is contained in the accompanying Annual Report to Stockholders for the fiscal year ended June 30, 2013. The Annual Report to Stockholders consists of our Annual Report on Form 10-K for the fiscal year ended June 30, 2013, as filed with the U.S. Securities and Exchange Commission on August 29, 2013, as well as certain information contained in the accompanying Proxy Statement.

The Board of Directors of the Company recommends that stockholders vote FOR the election of the Board of Directors nominees named in the Proxy Statement; FOR the approval, on a non-binding advisory basis, of the compensation of the named executive officers of the Company; and FOR the ratification of the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2014.

The Board of Directors has fixed the close of business on October 10, 2013, as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting. Consequently, only stockholders of record at the close of business on October 10, 2013, will be entitled to notice of and to vote at the Annual Meeting. It is important that your shares be represented at the Annual Meeting regardless of the size of your holdings. A Proxy Statement, proxy card and self-addressed envelope are enclosed with these materials. Whether or not you plan to attend the Annual Meeting in person, please complete, date and sign the proxy card. Return it promptly in the envelope provided, which requires no postage if mailed in the United States. If you are the record holder of your shares and you attend the Annual Meeting, you may withdraw your proxy and vote in person, if you so choose.

For admission to the Annual Meeting, all stockholders should come to the stockholder check-in table. Those who own shares in their own names should provide identification and have their ownership verified against the list of registered stockholders as of the record date. Those who have beneficial ownership of stock through a bank or broker must bring account statements or letters from their banks or brokers indicating that they owned the Company's common stock as of the close of business on October 10, 2013. In order to vote at the meeting, beneficial owners of the Company's common stock must bring legal proxies, which can be obtained only from their brokers or banks.

 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON DECEMBER 5, 2013

•
This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

•
The proxy statement, the annual report to stockholders (Form 10-K), and the proxy card are available at: http://proxy.ir.k12.com.

By Order of the Board of Directors,
Howard D. Polsky Executive Vice President, General Counsel and Secretary

Herndon, VA
October 28, 2013

 PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
DECEMBER 5, 2013

This Proxy Statement and the accompanying proxy card and notice of Annual Meeting are provided in connection with the solicitation of proxies by and on behalf of the Board of Directors of K12 Inc., a Delaware corporation, for use at the annual meeting of stockholders to be held at the law firm of Latham & Watkins LLP, 555 Eleventh Street, N.W., Suite 1000, Washington, D.C. 20004-1304, on Thursday, December 5, 2013, at 9:00 A.M., Eastern Time, and any adjournments or postponements thereof, which we refer to as the Annual Meeting. "We," "our," "us" and the "Company" each refer to K12 Inc. Unless the context provides otherwise, all references to "Mr. Davis" are to our Executive Chairman, Nathaniel A. Davis. The mailing address of our principal executive offices is 2300 Corporate Park Drive, Herndon, VA 20171. This Proxy Statement, the accompanying proxy card and the notice of Annual Meeting will be made available on or about October 28, 2013, to holders of record as of the close of business on October 10, 2013 of our common stock, par value $0.0001 per share, which we refer to as our Common Stock.

VOTING SECURITIES

Record Date; Outstanding Shares; Shares Entitled to Vote

Our Board of Directors has fixed the close of business on October 10, 2013, as the Record Date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, we had 41,145,092 shares of Common Stock issued and outstanding.

Holders of record of Common Stock on the Record Date will be entitled to one vote per share on any matter that may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting.

Quorum and Vote Required

The presence, in person or by duly executed proxy, of stockholders representing a majority of all the votes entitled to be cast at the Annual Meeting will constitute a quorum. If a quorum is not present at the Annual Meeting, we expect that the Annual Meeting will be adjourned or postponed to solicit additional proxies.

If a quorum is present, (i) the members of the Board of Directors must be elected by a plurality of votes present in person or by proxy at the Annual Meeting and entitled to vote; and (ii) the proposals of a non-binding advisory vote on executive compensation, and for the ratification of the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2014, or fiscal 2014, and such other matters as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting, must be approved by the affirmative vote of a majority of the votes present in person or represented by proxy at the Annual Meeting.

Voting; Proxies; Revocation

Shares of our Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, and not revoked prior to or at the Annual Meeting, will be voted at the Annual Meeting, and at any adjournments, continuations or postponements of the Annual Meeting, in accordance with the instructions on the proxies.

If a proxy is duly executed and submitted without instructions, the shares of Common Stock represented by that proxy will be voted:

  •
  FOR Proposal 1, the election of the Board of Director nominees named in this Proxy Statement;

  •
  FOR Proposal 2, the approval, on a non-binding advisory basis, of the compensation of the named executive officers of the Company;

  •
  FOR Proposal 3, the ratification of the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for fiscal 2014; and

  •
  In the discretion of the proxy holders regarding any other matters properly presented for a vote at the Annual Meeting or any adjournments or postponements of the Annual Meeting.

The person who executes a proxy may revoke it at, or before, the Annual Meeting by: (i) delivering to our corporate secretary a written notice of revocation of a previously delivered proxy bearing a later date than the proxy; (ii) duly executing, dating and delivering to our corporate secretary a subsequent proxy; or (iii) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy. Any written notice revoking a proxy should be delivered to K12 Inc., Attn: General Counsel and Secretary, 2300 Corporate Park Drive, Herndon, VA 20171. If your shares of Common Stock are held in a brokerage account, you must follow your broker's instructions to revoke a proxy.

Abstentions and Broker Non-Votes

Broker non-votes occur when a nominee holding shares of voting securities for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner. Abstentions, withheld votes, and broker non-votes are included in determining whether a quorum is present but are not deemed a vote cast "For" or "Against" a given proposal, and therefore, are not included in the tabulation of the voting results. As such, abstentions, withheld votes and broker non-votes do not affect the voting results with respect to the election of directors. Abstentions and broker non-votes will have the effect of a vote against the approval of any items requiring the affirmative vote of the holders of a majority or greater of the outstanding Common Stock who are entitled to vote and are present in person or represented by proxy at the Annual Meeting.

Proxy Solicitation

We are soliciting proxies for the Annual Meeting from our stockholders and we will bear the entire cost of soliciting proxies from our stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding Common Stock for the benefit of others so that such brokerage houses, fiduciaries and custodians may forward the solicitation materials to such beneficial owners. We may reimburse persons representing beneficial owners of Common Stock for their expenses in forwarding solicitation materials to those beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers or other regular employees of the Company. No additional compensation will be paid to our directors, officers or other regular employees for these services.

Business; Adjournments

We do not expect that any matter other than the proposals presented in this Proxy Statement will be brought before the Annual Meeting. However, if other matters are properly presented at the Annual Meeting or any adjournments or postponements of the Annual Meeting, the proxy holders will vote in their discretion with respect to those matters.

If a quorum is not present at the Annual Meeting, the Annual Meeting may be adjourned from time to time upon the approval of the holders of shares representing a majority of the votes present in person, or by proxy at the Annual Meeting, until a quorum is present. Any business may be transacted at the adjourned meeting which might have been transacted at the meeting originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. We do not currently intend to seek an adjournment of the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS

The following addresses some questions you may have regarding the matters to be voted upon at the Annual Meeting. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this Proxy Statement and the documents referred to or incorporated by reference in this Proxy Statement for additional information.

Why am I receiving this Proxy Statement?

The Company is soliciting proxies for the Annual Meeting. You are receiving a Proxy Statement because you owned shares of Common Stock at the close of business on October 10, 2013, the record date for the Annual Meeting, which entitles you to vote at the Annual Meeting. By use of a proxy, you can vote whether or not you attend the Annual Meeting. This Proxy Statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

Why is K12 calling the Annual Meeting?

We are calling the Annual Meeting and submitting proposals to stockholders of the Company to consider and vote upon Annual Meeting matters, including electing directors, a non-binding advisory vote on executive compensation, and ratifying the appointment of our independent registered public accounting firm. You are being asked to vote in favor of the election of ten directors nominated by our Board of Directors, for the Company's executive compensation and for the ratification of the selection of BDO USA, LLP as the Company's independent registered public accounting firm for fiscal 2014.

How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote FOR each of the proposals.

What do I need to do now?

After carefully reading and considering the information in this Proxy Statement, please complete, date, sign and promptly mail the proxy card in the envelope provided, which requires no postage if mailed in the United States, or vote electronically via the Internet or by telephone by following the instructions provided by your broker.

May I vote in person?

Yes. If you were a stockholder of record as of the close of business on October 10, 2013, you may attend the Annual Meeting and vote your shares in person instead of returning your signed proxy card. However, we urge you to vote in advance even if you are planning to attend the Annual Meeting.

How do I vote if my shares are held in "street name" by my broker?

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail your voting instructions as directed by your broker or bank to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

If my shares are held in "street name" by my broker, will my broker vote my shares for me even if I do not give my broker voting instructions?

Under the rules that govern brokers who have record ownership of shares that are held in "street name" for their clients, brokers may vote such shares on behalf of their clients with respect to "routine" matters (such as the ratification of auditors), but not with respect to non-routine matters (such as the election of directors or a proposal submitted by a stockholder). If the proposals to be acted upon at the Annual Meeting include both routine and non-routine matters, the broker may turn in a proxy card for uninstructed shares that votes FOR the routine matters, but expressly states that the broker is not voting on non-routine matters. This is called a "broker non-vote." Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of votes cast. We encourage you to provide specific instructions to your broker by returning your proxy card. This ensures that your shares will be properly voted at the Annual Meeting.

Can I revoke my proxy and change my vote?

Yes. You have the right to revoke your proxy at any time prior to the time your shares are voted at the Annual Meeting. If you are a stockholder of record, your proxy can be revoked in several ways: by timely delivery of a written revocation to our corporate secretary, by submitting another valid proxy bearing a later date or by attending the Annual Meeting and voting your shares in person, even if you have previously returned your proxy card.

When and where is the Annual Meeting?

The Annual Meeting will be held on December 5, 2013 at 9:00 A.M., Eastern Time, at the law firm of Latham & Watkins LLP, 555 Eleventh Street, NW, Suite 1000, Washington, DC 20004-1304.

Who can help answer my questions regarding the Annual Meeting or the proposals?

You may contact K12 to assist you with your questions. You may reach K12 at:

K12 Inc.
Attention: Investor Relations
2300 Corporate Park Drive
Herndon, VA 20171
(703) 483-7000

 PROPOSAL 1:
ELECTION OF DIRECTORS

Our Board of Directors currently has ten members: Messrs. Guillermo Bron, Adam L. Cohn, Nathaniel A. Davis, John M. Engler, Steven B. Fink, Ronald J. Packard, Jon Q. Reynolds, Jr., Andrew H. Tisch, and Drs. Craig R. Barrett and Mary H. Futrell. The term of office of each member of our Board of Directors expires at the Annual Meeting, or in any event at such time as their respective successors are duly elected and qualified or their earlier resignation, death, or removal from office. Each year, the stockholders will elect the members of our Board of Directors to a one-year term of office.

Upon the recommendation of our Nominating and Corporate Governance Committee, the Board of Directors has approved the nomination of ten directors, Messrs. Bron, Cohn, Davis, Engler, Fink, Packard, Reynolds, Tisch, and Drs. Barrett and Futrell, for election at the Annual Meeting to serve until the next annual meeting of the stockholders (or until such time as their respective successors are elected and qualified or their earlier resignation, death, or removal from office).

Our Board of Directors has no reason to believe that the persons listed below as nominees for directors will be unable or decline to serve if elected. In the event of death or disqualification of any nominee or the refusal or inability of any nominee to serve as a director, proxies cast for that nominee may be voted with discretionary authority for a substitute or substitutes as shall be designated by the Board of Directors.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS SHALL BE ELECTED BY A PLURALITY OF VOTES PRESENT IN PERSON OR BY PROXY AT THE ANNUAL MEETING AND ENTITLED TO VOTE. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ALL OF THE NOMINEES LISTED BELOW.

 Nominees for Election at the Annual Meeting

Set forth below are the names and other information pertaining to each person nominated to the Board of Directors:

Name	Age	First Year Elected Director	Positions

Craig R. Barrett	74	2010	Director

Guillermo Bron	61	2007	Director

Adam L. Cohn	42	—	Director

Nathaniel A. Davis	59	2009	Director and Executive Chairman

John M. Engler	65	2012	Director

Steven B. Fink	62	2003	Director

Mary H. Futrell	73	2007	Director

Ronald J. Packard	50	2000	Director and Chief Executive Officer

Jon Q. Reynolds, Jr.	45	2011	Director

Andrew H. Tisch	64	2001	Director

Craig R. Barrett

Dr. Barrett joined us as a director in September 2010. He served as Chairman and Chief Executive Officer of Intel Corporation, which he joined in 1974, until his retirement in 2009. Prior to Intel Corporation, Dr. Barrett was a member of the Department of Materials Science and Engineering faculty of Stanford University. Dr. Barrett currently serves as Co-Chairman of Achieve, Inc., an independent, bipartisan, non-profit education reform organization,

Chairman of Change the Equation, an organization promoting widespread literacy in science, technology, engineering and math (STEM), President and Chairman of BASIS Schools, Inc., Vice Chair of the Science Foundation Arizona and Co-Chairman of the Business Coalition for Student Achievement. Dr. Barrett holds B.S., M.S. and Ph.D. degrees in Materials Science from Stanford University. Dr. Barrett was selected as a director because of his deep knowledge and experience in information technology innovation, as well as his global, operational, and leadership experience as Chairman and Chief Executive Officer of Intel Corporation. He also brings a unique perspective to the Board of Directors from his tenure as a professor and his volunteer work and support of numerous educational organizations.

Guillermo Bron

Mr. Bron joined us as a director in July 2007, and currently serves as Chairman of the Nominating and Corporate Governance Committee. Mr. Bron is a Managing Director at Pine Brook Road Partners, LLC, an investment firm, and is the Managing Member of PAFGP, LLC, the sole general partner of Pan American Financial, L.P. Mr. Bron served as a Managing Director of Acon Funds Management LLC, a private equity firm, from 2006 to 2012. Mr. Bron also served as Chairman and a director of United Pan Am Financial Corp. (UPFC) from 1994 to 2011, and he served as a director of Pan American Bank, FSB (Pan American), a former wholly-owned subsidiary of UPFC, from 1994 to 2005. Mr. Bron has also served as Chairman of idX Corporation since 2008 and, from 2000 to 2002, Mr. Bron was a director of Telemundo Group, Inc. From 1994 to 2003, Mr. Bron was an officer, director and principal stockholder of a general partner of Bastion Capital Fund, L.P., a private equity investment fund primarily focused on the Hispanic market. Previously, Mr. Bron was a Managing Director of Corporate Finance and Mergers and Acquisitions at Drexel Burnham Lambert. Mr. Bron holds a B.S. in Electrical Engineering and Management from Massachusetts Institute of Technology and an M.B.A. from Harvard University. Mr. Bron was selected as a director because his extensive executive leadership and international experience, as well as his expertise in investment banking and capital markets, which enables him to bring valuable insights to the Board of Directors in the areas of finance and strategy. The Board of Directors also benefits from his prior experience as a public company director and audit committee member.

Adam L. Cohn

Mr. Cohn joined us as a director in February 2013. He is a partner at Knowledge Universe, or KU, where he is head of mergers and acquisitions and business development for KU and its portfolio companies. Mr. Cohn has been employed by KU since March of 2000. Prior to joining KU, he was a senior associate with Whitney & Co., a leading private equity firm. At Whitney & Co., he was responsible for sourcing and executing transactions for the Whitney Mezzanine Fund. Prior to Whitney & Co., Mr. Cohn was an investment banker in the Financial Sponsors Group at Bankers Trust Company and Deutsche Bank. He has a B.S. in business from Skidmore College and an M.B.A. from Columbia University. Mr. Cohn serves on the board of directors of Knowledge Schools LLC, Knowledge Universe Global Inc., Busy Bees Holdings Limited and Milagro Oil and Gas, Inc. From 2007 to 2012 he served as a director of Embanet Corp. Mr. Cohn was selected as a director based on his significant financial and transactional experience in private equity and investment banking, as well as his experience with education companies. The Board of Directors also benefits from his extensive board experience.

Nathaniel A. Davis

Mr. Davis joined us as a director in July 2009, served as our Chairman beginning June 2012 and became our Executive Chairman in January 2013. Prior to joining the Company, he served as the managing director of RANND Advisory Group from 2003 until December 2012. Previously, Mr. Davis worked for XM Satellite Radio from June 2006 to November 2008, serving as President and then Chief Executive Officer until the company's merger with Sirius Radio. He also served on the XM Satellite Radio board from 1999 through 2008. From 2000 to 2003, Mr. Davis was President and Chief Operating Officer, and board member of XO Communications Inc. Mr. Davis has also held senior executive positions at Nextel Communications (EVP, Network and Technical Service), MCI Telecommunications (Chief Financial Officer) and MCI Metro (President and Chief Operating Officer). Since 2011, Mr. Davis has served as a director of Unisys Corporation and RLJ Lodging Trust. Mr. Davis has also previously served on the board of several public and private firms including Mutual of America Capital Management Corporation, Charter Communications and Telica Switching. Mr. Davis also currently serves as a director of the non-profit Progressive Life Center. Mr. Davis received an M.B.A. from the Wharton School of the University of

Pennsylvania, an M.S. in Engineering Computer Science at the Moore School of the University of Pennsylvania, and a B.S. in Engineering from Stevens Institute of Technology. Mr. Davis was selected as a director based on his strong record of executive management, finance and systems engineering skills, as well as his insight into the considerations necessary to run a successful, diverse global business. The Board of Directors also benefits from his previous service on other public company boards and his experience in accounting and financial reporting.

John M. Engler

Mr. Engler joined us as a director in October 2012. He has been President of the Business Roundtable since January 2011. From 2004 to 2011, Mr. Engler served as President and Chief Executive Officer of the National Association of Manufacturers. He was President of State and Local Government and Vice President of Government Solutions for North America for Electronic Data Systems Corporation from 2003 to 2004. Mr. Engler served as Michigan's 46th governor for three terms from 1991 to 2003. He has served on the board of directors of Universal Forest Products Inc. since 2003 and is currently a director of Munder Capital Management. Previously, Mr. Engler served as a director of Northwest Airlines from 2003 to 2008, as a director of Dow Jones & Company, Inc. from 2005 to 2007, and as a director of Delta Airlines from 2008 to 2012. Mr. Engler holds a B.S. in Agricultural Economics from Michigan State University and a J.D. from the Thomas M. Cooley Law School. Mr. Engler was selected as a director because of his executive and legislative expertise as a state governor, including state education budgets, and for his business experience. The Board of Directors also benefits from Mr. Engler's perspective as a director of numerous public companies and as a member of their audit committees.

Steven B. Fink

Mr. Fink joined us as a director in October 2003, and currently serves as Chairman of the Audit Committee. Mr. Fink is the Chairman of Life Storage, LLC, the Deputy Chairman of Heron International and a Director of the Foundation of the University of California, Los Angeles. Mr. Fink served as a director of Nobel Learning Communities, Inc. from 2003 to 2011. From 1999 to 2009, Mr. Fink served as a director of Leapfrog, Inc. and its Chairman from 2004 to 2009. From 2000 to 2008, Mr. Fink was the Chief Executive Officer of Lawrence Investments, LLC. Mr. Fink has also previously served as Chairman and Chief Executive Officer of Anthony Manufacturing, Chairman and Managing Director of Knowledge Universe and Chairman and Chief Executive Officer of Nextera. Mr. Fink holds a B.S. in Psychology from the University of California, Los Angeles and a J.D. and an L.L.M. from New York University. Mr. Fink was selected as a director based on his significant experience in operations and financial oversight gained as serving as director or chairman for various public and private companies in addition to his membership on various company audit committees which enables him to contribute significantly to the financial oversight, risk oversight and governance of the Company.

Mary H. Futrell

Dr. Futrell joined us as a director in August 2007. Until September 2010, Dr. Futrell was the Dean of the Graduate School of Education and Human Development at the George Washington University. She has served as a director of Horace Mann Educators Corporation since 2001. She is the Co-director of the GWU Institute for Curriculum, Standards and Technology, the founding President of Education International and a past president of the World Confederation of the Teaching Profession, a member of the U.S. National Commission for UNESCO and she serves as President of Americans for UNESCO. Previously, she served as President of the Virginia Education Association, and ERAmerica. Dr. Futrell served as President of the National Education Association (NEA) from 1983 to 1989. Dr. Futrell has also served on the boards of the Kettering Foundation, the Carnegie Foundation for the Advancement of Teaching Leadership, the National Holmes Partnership, the National Commission on Teaching and America's Future and the National Society for the Study of Education. Dr. Futrell holds a B.A. in Business Education from Virginia State University, a M.A. in Secondary Education and an Ed.D. in Education Policy Studies from George Washington University. She is also the recipient of numerous honors and awards, including more than 20 honorary degrees. Dr. Futrell was selected as a director because her tenure in the academic world and her leadership experience with education organizations provides strategic insight, experience and in-depth knowledge of the education industry to the Board of Directors. Her years of experience serving on boards of both public and private companies also gives her a wide range of knowledge on topics important to our business and that contribute to the Board of Directors' function.

Ronald J. Packard

Mr. Packard founded K12 in 2000, and since then has served as Chief Executive Officer or Executive Chairman. Commencing in May 2007, Mr. Packard has held the title of Chief Executive Officer and Founder. He also currently serves as the Chairman of Middlebury Interactive Languages LLC. Previously, Mr. Packard served as Vice President of Knowledge Universe and as Chief Executive Officer of Knowledge Schools, a provider of early childhood education and after school programs. In addition, Mr. Packard has held positions at McKinsey & Company and Goldman Sachs in mergers and acquisitions. Mr. Packard serves on the Digital Learning Council and he formerly served on the Advisory Board of the Department of Defense Schools from 2002 to 2008, and is a member of the board of the Fairfax Education Foundation. From 2004 to 2006, Mr. Packard served as a director of Academy 123. Mr. Packard holds B.A. degrees in Economics and Mechanical Engineering from the University of California at Berkeley, an M.B.A. from the University of Chicago, and he was a Chartered Financial Analyst. Mr. Packard was selected as a director because of his significant knowledge and understanding of the education industry, extensive knowledge of all aspects of K12's business and his unique historical understanding of our operations as the founder of the Company.

Jon Q. Reynolds, Jr.

Mr. Reynolds has served as a director of our Company since April 2011, and became the lead independent director in January 2013. In 1999, Mr. Reynolds became a General Partner at Technology Crossover Ventures, or TCV, a private equity and venture capital firm that he joined in 1997. Prior to joining TCV, Mr. Reynolds was an Associate with General Atlantic Partners, a private equity firm focused on late stage software and service businesses. Before joining General Atlantic Partners, Mr. Reynolds was a member of the mergers and acquisitions group at Lazard Freres & Co., where he focused on the technology and telecommunications industries. Mr. Reynolds holds an A.B. degree from Dartmouth College and an M.B.A. from Columbia Business School. Mr. Reynolds serves as a director of OSIsoft, LLC, Genesys Telecommunications Laboratories, Inc. and Webroot Software, Inc., and he served as a director of Capella Education Company from 2005 to 2008. Mr. Reynolds was nominated as a director because of his experience in mergers and acquisitions and as a director of other public companies. Additionally, his experience as an active investor in numerous software and online education companies and extensive relationships throughout our industry will benefit the Board of Directors and the Company.

Andrew H. Tisch

Mr. Tisch joined us as a director in August 2001 and served as Chairman of the Board of Directors from May 2007 to June 2012. He currently serves as Chairman of the Compensation Committee. Since 1985, Mr. Tisch has been a director of Loews Corporation, and is Co-Chairman of its board, Chairman of its executive committee and, since 1999, has been a member of its Office of the President. Mr. Tisch has also served as a director of three subsidiaries of Loews Corporation; Diamond Offshore Drilling, Inc. since 2011, CNA Financial Corporation since 2006, and Boardwalk Pipeline Partners, LP since 2005. Mr. Tisch previously served as a director of Bulova Corporation from 1979 to 2008 and as a director of Lord & Taylor from 2006 to 2008. Mr. Tisch engages in numerous public service activities including, serving as Vice Chairman of Cornell University, trustee of the Brookings Institution, and as a member of the Dean's Advisory Board at the Harvard Business School. Mr. Tisch holds a B.S. in Hotel Administration from Cornell University and an M.B.A. from Harvard University. Mr. Tisch was selected as a director because of his extensive experience having served as president or chairman of various multinational companies over his career in addition to his membership on various boards of public companies which allows him to provide the Board of Directors with leadership and a variety of perspectives on important strategic and governance issues. The Board of Directors also benefits from his involvement in higher education and non-profit organizations.

 INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors and Director Independence

Our Board of Directors met nine times during the fiscal 2013, and each director attended at least 75% of the meetings of the Board of Directors and committees of the Board of Directors on which he or she served during the director's tenure. Our policy with respect to director attendance at the annual meeting of the stockholders is to encourage, but not require, director attendance. Three members of our Board of Directors attended our 2012 Annual Meeting of Stockholders: Messrs. Packard and Davis and Dr. Futrell.

Our Board of Directors has affirmatively determined that each of our non-employee directors is "independent" as defined in the currently applicable listing standards of the New York Stock Exchange, or NYSE. Under the regulations of the U.S. Securities and Exchange Commission, or SEC, and except for Dr. Futrell who receives meeting fees as a member of the Company's Educational Advisory Committee, each of our non-employee directors is independent and eligible to be a member of the Audit Committee. Messrs. Davis and Packard are not independent under either NYSE or SEC rules because they are executive officers of the Company. If the nominees for the Board of Directors are duly elected at the Annual Meeting, then each of our directors, other than Messrs. Davis and Packard, will serve as an independent director on our Board of Directors as the term is defined in applicable rules of the NYSE. Our Board of Directors has a lead independent director, Mr. Reynolds, who presides over the executive sessions of the non-employee directors. Furthermore, our Board of Directors has adopted Corporate Governance Guidelines which are available on our website at www.K12.com.

The Committees of the Board of Directors

Chairperson               Member               Financial Expert

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Craig R. Barrett

Guillermo Bron

Adam L. Cohn

John M. Engler

Steven B. Fink

Mary H. Futrell

Jon Q. Reynolds, Jr.

Andrew H. Tisch

The standing committees of our Board of Directors are the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Audit Committee.    The Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, consists of Mr. Fink, who serves as the Chairman, and Messrs. Bron and Engler. Our Board of Directors has determined that each of Messrs. Fink, Bron and Engler qualify as independent directors under the applicable NYSE listing requirements and regulations of the SEC.

The Audit Committee met nine times during fiscal 2013. The meetings to review the Company's quarterly and annual periodic filings with the SEC each include at least two separate sessions (which together count as only one meeting).

Mr. Fink engaged in routine separate communications with the Company's external auditors and Chief Financial Officer, and held the required executive sessions at each meeting. The Audit Committee has a charter, available on our website at www.K12.com, setting forth the structure, powers and responsibilities of the Audit Committee. Pursuant to the charter, the Audit Committee is comprised of at least three members appointed by our Board of Directors, each of whom satisfies the requirements of independence and financial literacy. Our Audit Committee has determined that Messrs. Fink and Bron are each an audit committee financial expert as that term is defined under the Exchange Act. Under its charter, the responsibilities of the Audit Committee include:

  •
  discussing with our independent registered public accounting firm the conduct of the annual audit, the adequacy and effectiveness of our accounting, the effectiveness of internal control over financial reporting, and applicable requirements regarding auditor independence;

  •
  approving the audited financial statements of the Company to be included in our annual report on Form 10-K;

  •
  annually reviewing and recommending to our Board of Directors the selection of an independent registered public accounting firm;

  •
  pre-approving all audit and non-audit services and fees associated with our independent registered public accounting firm; and

  •
  reviewing and discussing with management significant accounting matters.

In addition, our Corporate Governance Guidelines provide that members of the Audit Committee may not serve on the audit committees of more than two other companies at the same time as they serve on our Audit Committee.

Compensation Committee.    The Compensation Committee consists of Mr. Tisch, who serves as the Chairman, Mr. Reynolds and Dr. Futrell. Our Board of Directors has determined that each of Messrs. Tisch and Reynolds and Dr. Futrell qualify as independent directors within the meaning of the applicable NYSE listing requirements and regulations of the SEC.

The Compensation Committee met seven times during fiscal 2013. The Compensation Committee has a charter, available on our website at www.K12.com, setting forth the structure, powers and responsibilities of the Compensation Committee. Under its charter, the responsibilities of the Compensation Committee include:

  •
  reviewing the compensation philosophy of our Company;

  •
  reviewing, approving and recommending corporate goals and objectives relating to the compensation of our Executive Chairman and Chief Executive Officer and, based upon an evaluation of the achievement of these goals, recommending to the Board of Directors our Executive Chairman's and Chief Executive Officer's total compensation;

  •
  reviewing and approving salaries, bonuses and other forms of compensation for our other executive officers, including without limitation stock options, restricted shares, and other forms of equity compensation;

  •
  considering and adopting changes to our compensation structure as applicable to all non-executive officer employees, including, but not limited to, salaries and benefits;

  •
  performing such duties and exercising such authority as may be assigned by the Board of Directors under the terms of our equity incentive and bonus plans; and

  •
  performing such other duties and exercising such other authority as may be assigned from time to time to the Compensation Committee by our Board of Directors.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee consists of Mr. Bron, who serves as the Chairman, and Messrs. Barrett, Fink and Tisch. Our Board of Directors has determined that each of Messrs. Bron, Barrett, Fink and Tisch qualify as independent directors within the meaning of the applicable NYSE listing requirements and regulations of the SEC. Our Board of Directors has adopted Corporate Governance Guidelines which are available on our website at www.K12.com.

The Nominating and Corporate Governance Committee met twice during fiscal 2013. The Nominating and Corporate Governance Committee has a charter, available on our website at www.K12.com, setting forth the structure, powers and responsibilities of the Nominating and Corporate Governance Committee. Under its charter, the Nominating and Corporate Governance Committee has the authority to nominate persons to stand for election and to fill vacancies on our Board of Directors. The Nominating and Corporate Governance Committee may consider the following criteria, as well as any other factors the Nominating and Corporate Governance Committee deems appropriate, in recommending candidates for election to our Board of Directors:

  •
  personal and professional integrity, ethics and values;

  •
  experience in corporate management, such as serving as an officer or former officer of a publicly-held company, and a general understanding of marketing, finance, operations, governance and other elements relevant to the success of a publicly-traded company in today's business environment;

  •
  experience in the field of education and policy expertise in an area of the Company's operations;

  •
  experience as a board member of another publicly-held company; and

  •
  practical and mature business judgment, including ability to make independent analytical inquiries.

Although the Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees, it strives to nominate directors with a variety of complementary skills so that, as a group, the Board of Directors will possess the appropriate backgrounds, talent, perspectives, skills and expertise to oversee the Company's business. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders, provided such recommendations are submitted in writing not later than the close of business on the 90th day, or earlier than the close of business on the 120th day, prior to the anniversary of the preceding year's annual meeting of the stockholders. Such recommendations should include the name and address and other pertinent information about the candidate as is required to be included in the Company's proxy statement. Recommendations should be submitted to the corporate secretary of the Company at K12 Inc., 2300 Corporate Park Drive, Herndon, VA 20171, Attention: General Counsel and Secretary. The Nominating and Corporate Governance Committee will consider the same criteria set forth above when evaluating director candidates recommended by stockholders.

Board of Directors Leadership Structure

As announced in January 2013, Mr. Davis now serves as our Executive Chairman, while Mr. Packard continues to serve as our Chief Executive Officer. The Board of Directors is led by Mr. Davis as its Executive Chairman and the independent members of the Board of Directors have designated Mr. Reynolds to serve as lead independent director.

The Executive Chairman oversees all corporate functions of the Company, shapes the formulation and implementation of the Company's strategic and operational plans and acts as the Board of Directors' liaison to management. Reporting directly to the Executive Chairman are the Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer, and General Counsel and Secretary. In consultation with other directors and the Chief Executive Officer, the Executive Chairman sets the agenda for the regular and special meetings of the Board of Directors, presides at the annual meeting of stockholders and performs such other functions and responsibilities as set forth in the Corporate Governance Guidelines, or as requested by the Board of Directors. The Chief Executive Officer oversees the business development and academic functions of the Company, which are essential to fulfilling its mission of providing an individualized education to any child, anywhere. The business development responsibilities include obtaining required legislative or regulatory authorizations to allow the Company to serve online public schools in new states, removing restrictions in existing states that limit the availability of online learning to families and students seeking this option, and pursuing the development of online private schools and international expansion. With regard to academics, the Chief Executive Officer oversees initiatives to improve the effectiveness of the curriculum and academic outcomes consistent with state standards, including the use of new technologies and methods to encourage student engagement and learning.

The role of the lead independent director is to communicate to the Executive Chairman the views of the independent directors and the committees of the Board of Directors. In doing so, the lead independent director provides the liaison between the Board of Directors and the Executive Chairman, thereby giving guidance to management in meeting the objectives set by the Board of Directors and monitoring compliance with corporate governance policies. Additionally, the lead independent director serves as a liaison between the Board of Directors and stockholders. The lead independent director has the authority to call meetings of the independent directors and chairs executive sessions of the Board of Directors during which no members of management are present. These meetings are intended to provide the lead independent director with information that he can use to assist the Executive Chairman function in the most effective manner.

Risk Management

Our Board of Directors believes full and open communication with management is essential for effective enterprise risk management and oversight. Members discuss strategy and risks facing the Company with our Executive Chairman and our senior management at meetings of our Board of Directors or when members of our Board of Directors seek to focus on a particular area of risk, such as meeting state academic accountability standards, ensuring the privacy of student information, expanding internationally or ensuring compliance with state regulatory and reporting requirements. Because the Executive Chairman also sets the agenda for the Board of Director meetings, each functional division of the Company can identify risk-related topics that may require the Board of Directors' attention, such as audit, compensation, legal, political and information security. Each quarter, our Executive Chairman also presents an assessment of the strategic, financial and operational issues facing the Company, which includes a review of associated risks and opportunities.

Management is responsible for identifying, prioritizing, remediating and monitoring the day-to-day management of risks that the Company faces, while our Board of Directors, as a whole and through its committees, is responsible for the oversight of enterprise risk management. Beginning in fiscal 2010, with the participation of external advisors, our Board of Directors instituted a formal process to assess enterprise-wide risk and initially assigned the above-noted responsibilities to a management operating committee, along with an obligation to make progress reports to the Board of Directors at least semi-annually. In fiscal 2011, those responsibilities were transferred to the Company's internal audit department, which was managed by a major independent accounting firm. This structure allowed us to elevate the focus, expertise and attention devoted to risk management so as to make it more effective and continuous and to enhance oversight transparency by the Audit Committee and the Board of Directors. In October 2013, the Company took the additional step of creating the position of Vice President of Internal Audit, who reports to the Audit Committee and directs the risk management tasks of the internal audit department as determined by the Audit Committee.

While our Board of Directors is ultimately responsible for risk oversight, its three committees concentrate on specific risk areas.

  •
  The Audit Committee oversees financial reporting and internal controls, and discusses with management the Company's policies with respect to those matters. This includes various risk management reports prepared by our internal audit department and provided to our Audit Committee on a quarterly basis. In addition, our Audit Committee assists the Board of Directors in the oversight of legal risk management. In June 2013, the Board of Directors approved the charter of a Legal Compliance and Ethics Committee (consisting of senior management members) to implement a Legal and Compliance Ethics Program, which includes a Chief School Compliance Officer within the Office of the General Counsel. The Legal Compliance and Ethics Committee is tasked with providing semi-annual reports to the Audit Committee and annual reports to the Board of Directors on the Company's legal risks and compliance related matters.

  •
  Our Compensation Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs, and as explained below, retains outside compensation and legal experts for that purpose.

  •
  Finally, our Nominating and Corporate Governance Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and corporate governance.

Risk Assessment in Compensation Programs

Consistent with SEC disclosure requirements, we periodically evaluate the Company's executive and general compensation programs. In fiscal 2013, the Compensation Committee engaged Towers Watson & Co., or Towers Watson, to review the existing programs and analyze whether they create risks that are reasonably likely to have a material adverse effect on the Company. Among other factors, the Towers Watson analysis considered the program structure, design features and performance-based measurements associated with variable compensation, and concluded that our compensation programs contain a number of safeguards that would be expected to minimize excessive risk taking, including capped incentive plan payouts, the use of multiple metrics in our annual incentive plan, balanced bonus and equity variable pay structures, multi-year vesting of long-term incentive grants and minimal perquisites.

Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the Company's ability to effectively identify and manage significant risks, are compatible with effective internal controls and the risk management practices of our Company, and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all employees. The Code of Business Conduct and Ethics is available on our website at www.K12.com. We intend to satisfy the disclosure requirements under the Exchange Act regarding an amendment to, or waiver concerning a material departure of a provision of our Code of Business Conduct and Ethics involving our principal executive, financial or accounting officer or controller by posting such information on our website.

Stockholder Communications with the Board of Directors

Stockholders and other interested parties may communicate directly with our Board of Directors, individually or as a group, by sending an email to our General Counsel at OGC@K12.com, or by mailing a letter to K12 Inc., 2300 Corporate Park Drive, Herndon, VA 20171, Attention: General Counsel and Secretary. Our General Counsel will monitor these communications and provide summaries of all received communications to our Board of Directors at its regularly scheduled meetings. Where the nature of a communication warrants, our General Counsel may decide to seek the more immediate attention of the appropriate committee of the Board of Directors or a director, or our management or independent advisors and will determine whether any response is necessary.

Director Compensation for Fiscal 2013

We have adopted a Directors Compensation Plan under which our non-employee directors receive an annual cash retainer, fees for attending Board of Directors and committee meetings and annual restricted stock awards. Mr. Packard, our Chief Executive Officer, receives no additional compensation for his service on our Board of Directors and, effective upon his commencement of service as our Executive Chairman, Mr. Davis no longer receives additional compensation for his service on our Board of Directors. In accordance with SEC disclosure rules, all of Mr. Davis' compensation for service on our Board of Directors prior to his becoming Executive Chairman is reported in the Summary Compensation Table for fiscal 2013 under the heading "Base Salary." As a result, Mr. Davis is not included in the Director Compensation for Fiscal 2013 table below.

Pursuant to the terms of the Directors Compensation Plan, the Chairman of the Audit Committee receives an annual cash retainer of $60,000, and all other non-employee directors receive annual cash retainers of $40,000. Non-employee directors receive an annual restricted stock award valued at $60,000, as of the grant date (prorated based on their start date), with the shares underlying such awards vesting in equal annual installments over a period of three years. In addition, each committee chairman receives $2,500 per Board of Directors meeting attended and $1,500 per committee meeting attended, with the exception of the Chairman of the Audit Committee who receives $2,500 per Board of Directors meeting attended and $2,500 per committee meeting attended. The remaining non-employee members of the Board of Directors receive $1,500 per Board of Directors or committee meeting attended.

The following table sets forth the compensation paid to our non-employee directors for their services during fiscal 2013:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)

Craig R. Barrett (2)	$55,000	$60,000	$115,000

Guillermo Bron (3)	79,000	60,000	139,000

Adam L. Cohn (4)	21,500	50,046	71,546

John M. Engler (5)	64,500	71,660	136,160

Steven B. Fink (6)	107,500	60,000	167,500

Mary H. Futrell (7)	62,500	60,000	122,500

Jon Q. Reynolds, Jr. (8)	64,000	60,000	124,000

Andrew H. Tisch (9)	76,000	60,000	136,000

(1)
Represents the aggregate grant date fair values of stock awards computed in accordance with FASB ASC Topic 718.

(2)
For fiscal 2013, Dr. Barrett received an award of 2,901 shares of restricted stock that vests in equal installments on an annual basis over a period of three years. As of June 30, 2013, Mr. Barrett held 5,802 unvested restricted shares.

(3)
For fiscal 2013, Mr. Bron received an award of 2,901 shares of restricted stock that vests in equal installments on an annual basis over a period of three years. As of June 30, 2013, Mr. Bron held 5,802 unvested restricted shares and options to purchase 16,450 shares of Common Stock consisting of 7,000 granted on May 7, 2009; 7,000 granted on February 8, 2008; and 2,450 on July 3, 2007.

(4)
For fiscal 2013, Mr. Cohn received an award of 2,420 shares of restricted stock that vests in equal installments on an annual basis over a period of three years. As of June 30, 2013, Mr. Cohn held 2,420 unvested restricted shares.

(5)
For fiscal 2013, Mr. Engler received an award of 3,492 shares of restricted stock that vests in equal installments on an annual basis over a period of three years. As of June 30, 2013, Mr. Engler held 3,295 unvested restricted shares.

(6)
For fiscal 2013, Mr. Fink received an award of 2,901 shares of restricted stock that vests in equal installments on an annual basis over a period of three years. As of June 30, 2013, Mr. Fink held 5,802 unvested restricted shares and options to purchase 43,409 shares of Common Stock, consisting of 7,000 granted on May 7, 2009; 7,000 granted on February 8, 2008; 9,803 granted on May 17, 2007; 9,803 granted on January 1, 2006; and 9,803 granted on March 31, 2004.

(7)
For fiscal 2013, Dr. Futrell received an award of 2,901 shares of restricted stock that vests in equal installments on an annual basis over a period of three years. As of June 30, 2013, Dr. Futrell held 5,802 unvested restricted shares and options to purchase 11,838 shares of Common Stock, consisting of 5,000 granted on May 7, 2009; 5,000 granted on February 8, 2008; and 1,838 granted on August 15, 2007.

(8)
For fiscal 2013, Mr. Reynolds received an award of 2,901 shares of restricted stock that vests in equal installments on an annual basis over a period of three years. As of June 30, 2013, Mr. Reynolds held 5,121 unvested restricted shares.

(9)
For fiscal 2013, Mr. Tisch received an award of 2,901 shares of restricted stock that vests in equal installments on an annual basis over a period of three years. As of June 30, 2013, Mr. Tisch held 5,802 unvested restricted shares and options to purchase 46,409 shares of Common Stock, consisting of 10,000 granted on May 7, 2009; 7,000 granted on February 8, 2008; 9,803 granted on May 17, 2007; 9,803 granted on April 27, 2006; and 9,803 granted on March 31, 2004.

 SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of October 10, 2013, certain information with respect to the beneficial ownership of Common Stock by each beneficial owner of more than 5% of the Company's voting securities (based solely on review of filings with the SEC), each director and each named executive officer and all directors and executive officers of the Company as a group, except as qualified by the information set forth in the notes to this table. As of October 10, 2013, 41,145,092 shares of our Common Stock were issued and outstanding.

Unless otherwise noted, the address for each director and executive officer is c/o K12 Inc., 2300 Corporate Park Drive, Herndon, VA 20171.

Name	Shares Beneficially Owned (1)

	Number	Percent

Nathaniel A. Davis (2)	351,135	*

Ronald J. Packard (3)	927,073	2.2%

James J. Rhyu (4)	109,250	*

Timothy L. Murray (5)	242,129	*

Howard D. Polsky (6)	64,046	*

Directors

Craig R. Barrett (7)	8,803	*

Guillermo Bron (8)	112,611	*

Adam L. Cohn (9)	7,170	*

John M. Engler (10)	3,492	*

Steven B. Fink (11)	114,599	*

Mary H. Futrell (12)	22,079	*

Jon Q. Reynolds, Jr. (13)	4,006,230	9.7%

Andrew H. Tisch (14)	413,629	1.0%

All Directors and Executive Officers as a Group (13 persons) (15)	6,382,246	15.1%

Beneficial Owners of 5% or More of Our Outstanding Common Stock

FMR LLC (16)	2,070,312	5.0%

Frontier Capital Management Co., LLC (17)	2,730,396	6.6%

Macquarie Group Limited (18)	5,368,580	13.1%

Technology Crossover Ventures (19)	4,006,230	9.7%

William Blair & Co. (20)	4,676,172	11.4%

*
Denotes less than 1%.

(1)
Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, to our knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by the stockholder. The number of shares beneficially owned by a person includes shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of October 10, 2013 and not subject to repurchase as of that date. Shares issuable pursuant to options are deemed outstanding for calculating the percentage ownership of the person holding the options but are not deemed outstanding for the purposes of calculating the percentage ownership of any other person.

(2)
Includes 207,524 unvested shares of restricted Common Stock and 107,500 shares of Common Stock underlying immediately exercisable options that are vested within 60 days of October 10, 2013. The unvested shares of restricted Common Stock are subject to forfeiture.

(3)
Includes 113,355 unvested shares of restricted Common Stock and 712,113 shares of Common Stock underlying immediately exercisable options that are vested within 60 days of October 10, 2013. These totals include both shares and options held individually and in the 2006 Packard Investment Partnership, L.P. The unvested shares of restricted Common Stock are subject to forfeiture.

(4)
Consists of 109,250 unvested shares of restricted Common Stock that are subject to forfeiture.

(5)
Includes 168,000 unvested shares of restricted Common Stock and 56,250 shares of Common Stock underlying immediately exercisable options that are vested within 60 days of October 10, 2013. The unvested shares of restricted Common Stock are subject to forfeiture.

(6)
Includes 36,000 unvested shares of restricted Common Stock and 14,000 shares of Common Stock underlying immediately exercisable options that are vested within 60 days of October 10, 2013. The unvested shares of restricted Common Stock are subject to forfeiture.

(7)
Includes 5,802 unvested shares of restricted Common Stock. The unvested shares of restricted Common Stock are subject to forfeiture.

(8)
Includes 5,802 unvested shares of restricted Common Stock and 16,450 shares of Common Stock underlying immediately exercisable options that are vested within 60 days of October 10, 2013 held individually. Also includes 84,850 shares of Common Stock held by The Bron Trust, dated July 27, 1998. The unvested shares of restricted Common Stock are subject to forfeiture. Mr. Bron is not the trustee of The Bron Trust, however, he is the beneficiary of The Bron Trust and, therefore, is deemed to beneficially own such shares. Mr. Bron disclaims beneficial ownership of the shares held by The Bron Trust except to the extent of his pecuniary interest, if any, therein.

(9)
Consists of 2,420 unvested shares of restricted Common Stock that are subject to forfeiture.

(10)
Includes 3,295 unvested shares of restricted Common Stock that are subject to forfeiture.

(11)
Includes 5,802 unvested shares of restricted Common Stock and 43,409 shares of Common Stock underlying immediately exercisable options that are vested within 60 days of October 10, 2013 held by the S&C Fink Living Trust. The unvested shares of restricted Common Stock are subject to forfeiture. Mr. Fink has voting and investment control with respect to the shares held by this entity.

(12)
Includes 5,802 unvested shares of restricted Common Stock and 11,838 shares of Common Stock underlying immediately exercisable options that are vested within 60 days of October 10, 2013. The unvested shares of restricted Common Stock are subject to forfeiture.

(13)
Consists of shares of Common Stock held by Technology Crossover Ventures, as set forth in note 19 below.

(14)
Includes 5,802 unvested shares of restricted Common Stock and options for 46,409 shares of Common Stock held individually. The unvested shares of restricted Common Stock are subject to forfeiture. Also includes 244,882 shares of Common Stock held by the Andrew H. Tisch 1991 Trust #2, 35,711 shares of Common Stock held by the KAL Family Partnership and 35,711 shares of Common Stock held by the KSC Family Partnership. Mr. Tisch has voting and investment control with respect to the shares held by these entities.

(15)
Includes 673,975 unvested shares of restricted Common Stock and 1,007,969 shares of Common Stock underlying immediately exercisable options that are vested within 60 days of October 10, 2013. The unvested shares of restricted Common Stock are subject to forfeiture.

(16)
Based solely on publicly available filings with the SEC, including the Schedule 13G/A filed on February 14, 2013. The address for FMR LLC is 82 Devonshire Street Boston, MA 02109. These securities are owned by various individual and institutional investors which FMR LLC, or FMR, serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, FMR is deemed to be a beneficial owner of such securities.

(17)
Based solely on publicly available filings with the SEC, including the Schedule 13G/A filed on February 14, 2013. The address for Frontier Capital Management Co., LLC is 99 Summer Street, Boston, MA 02110. These securities are owned by various individual and institutional investors which Frontier Capital Management Co., LLC, or FCM, serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, FCM is deemed to be a beneficial owner of such securities.

(18)
Based solely on publicly available filings with the SEC, including the Schedules 13G/A filed on February 14, 2013 by a group comprised of Macquarie Group Limited, Macquarie Bank Limited, Delaware Management Holdings Inc. and Delaware Management Business Trust. The address for Macquarie Group Limited is No.1 Martin Place Sydney, New South Wales, Australia.

(19)
The aggregate beneficial ownership amount is presented for these purposes on the basis of the maximum number of shares beneficially owned by all of the members of the filing group. Includes 2,617,727 shares of Common Stock held by TCV VII, L.P., or TCV VII, 1,359,447 shares of Common Stock held by TCV VII(A), L.P., or TCV VII (A), 22,826 shares of Common Stock held by TCV Member Fund, L.P., or the Member Fund, and which we refer to collectively with TCV VII and TCV VII (A), as the TCV Funds, 5,121 shares of restricted Common Stock issued to TCV for Jon Q. Reynolds, Jr.'s participation on the Board of Directors that are not vested within 60 days of October 10, 2013. The unvested shares of restricted Common Stock are subject to forfeiture. The TCV Funds are organized as "blind pool" partnerships in which the limited partners have no discretion over investment or sale decisions, are not able to withdraw from the TCV Funds, except under exceptional circumstances, and generally participate ratably in each investment made by the TCV Funds. Technology Crossover Management VII, L.P., or TCM VII, is the direct general partner of TCV VII and TCV VII (A). Technology Crossover Management VII, Ltd., or Management VII, is the direct general partner of TCM VII, the ultimate general partner of TCV VII and TCV VII (A), and a general partner of Member Fund. Jon Q. Reynolds, Jr., a director of the Company and a Class A Director of Management VII, together with nine other individual Class A Directors of Management VII, which we refer to collectively as the Management VII Members, share voting and dispositive power with respect to the shares beneficially owned by the TCV Funds. Mr. Reynolds and each of the Management VII Members are also limited partners of TCM VII and Member Fund. Management VII, TCM VII and each of the Management VII Members disclaim beneficial ownership of any shares held by the TCV Funds except to the extent of their respective pecuniary interests. The address for Technology Crossover Ventures is 528 Ramona Street, Palo Alto, CA 94301.

(20)
Based solely on publicly available filings with the SEC, including the Schedule 13G/A filed on February 4, 2013. The address for William Blair & Co. is 222 West Adams Street, 34th Floor, Chicago, IL 60606.

 EXECUTIVE OFFICERS

Set forth below is biographical information for each of our current executive officers who is not also a director.

Timothy L. Murray, President and Chief Operating Officer, Age 56

Mr. Murray joined us in April 2012. From September 2011 to April 2012, Mr. Murray served as Chief Executive Officer of Pulsepoint, Inc., a digital media technology company, having served beginning in 2010 as Chief Executive Officer of ContextWeb, which later merged with another company to form Pulsepoint. From 2007 to 2010, Mr. Murray was Chief Operating Officer of Dialogic Inc., which had acquired Cantata Technologies, where Mr. Murray served as Chief Executive Officer. Mr. Murray began his career at AT&T in 1980 and over the next 20 years worked in positions of increasing responsibilities in sales, marketing, operations, engineering, and product management. He left AT&T in 2001 after serving as Executive Vice President Business Service Operations. Mr. Murray holds a B.S. and M.S. in Management and Industrial Engineering from Rensselaer Polytechnic Institute.

Howard D. Polsky, Executive Vice President, General Counsel and Secretary, Age 62

Mr. Polsky joined us in June 2004, and serves as Executive Vice President, General Counsel and Secretary. Mr. Polsky previously held the position of Vice President and General Counsel of Lockheed Martin Global Telecommunications from 2000 to 2002. Prior to its acquisition by Lockheed Martin, Mr. Polsky was employed by COMSAT Corporation from 1992 to 2000, initially serving as Vice President and General Counsel of COMSAT's largest operating division, and subsequently serving on the executive management team as Vice President of Federal Policy and Regulation. From 1983 to 1992, Mr. Polsky was a partner at Wiley, Rein & Fielding, and was an associate at Kirkland & Ellis from 1979 to 1983. Mr. Polsky began his legal career at the Federal Communications Commission. He received a B.A. in Government from Lehigh University and a J.D. from Indiana University. Mr. Polsky currently serves as a member of the Advisory Board to the Lehigh University College of Arts and Science.

James J. Rhyu, Executive Vice President and Chief Financial Officer, Age 43

Mr. Rhyu joined us in June 2013 and serves as Executive Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Rhyu served as Chief Financial Officer and Chief Administrative Officer of Match.com, a subsidiary of publicly traded IAC/InterActiveCorp since June 2011. In those roles, he was responsible for overseeing a broad range of functions, including human resources, legal, information technology and operations, certain international operations and product development. Prior to his roles at Match.com, Mr. Rhyu was a Senior Vice President of Finance at Dow Jones & Company from January 2009 until May 2011, where he ran the global financial function. Previously, Mr. Rhyu served for three years as the Corporate Controller of Sirius XM Radio Inc. and its predecessor company, XM Satellite Radio, as well as serving in the same role for Graftech International. Mr. Rhyu also served six years as an auditor with Ernst & Young LLP in the United States and South America. Mr. Rhyu holds a B.S. from the Wharton School of Business at the University of Pennsylvania and an M.B.A. from the London Business School.

 COMPENSATION COMMITTEE REPORT

The Compensation Committee, or the Committee, has reviewed and discussed with management the Compensation Discussion and Analysis set forth below. Based on its review and discussion with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2013. This report is provided by the following independent directors, who comprise the Committee:

Andrew H. Tisch (Chairman) Mary H. Futrell Jon Q. Reynolds, Jr.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Since it was founded in 1999, K12 has provided students in kindergarten through 12th grade with access to engaging curriculum and learning systems which enable them to maximize their success in life, regardless of geographic, financial or demographic circumstances. Today, we continue to lead the industry in technology-enabled individualized learning, adapting instruction to meet each student's unique capabilities, interests and needs.

Our fiscal 2013 achievements included positive results in the following financial metrics:

In addition, one of the most notable improvements in fiscal 2013 was our overall Total Shareholder Return, or TSR, which rose to +12.7% for the fiscal 2013 period. We attribute these results to:

  •
  Our continued focus on improving academic performance, increasing school choices and expanding offerings, which yields stockholder value. Notable achievements in this regard included:

  •
  Improved operational discipline through rigorous financial management; and

  •
  Increased focus on operating income and operating margins coupled with revenue growth.

Our New Executive Leadership Structure

In 2013, the Board of Directors determined that the leadership structure that had successfully served the Company and its owners since 2007 required adjustments to effectively address the operational, competitive, academic, technology and regulatory challenges of the future. Beyond the addition of a President and Chief
Operating Officer in 2012, this led to the creation of an Executive Chairman position having full responsibility for all operational and corporate functions, and a Chief Executive Officer with an organization dedicated to improving academic results and overseeing business development, both domestically and internationally. We also hired a new Chief Financial Officer in fiscal 2013. The Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer, General Counsel and the Corporate Communications function all now report directly to the Executive Chairman.

 Executive Chairman Compensation

•

Base salary was set below competitive levels to place greater weight and emphasis on variable and long-term pay elements.

•

Initial equity grants were awarded in the form of stock options and performance-based restricted stock to immediately and substantially align Mr. Davis' interests with our stockholders. The initial stock award was more than 90% dependent upon a rigorous short-term operating income metric to ensure immediate attention to bottom-line financial success.

New Executive Leadership Roles

 Over the past 18 months, K12 has added two new Executive Officer positions — Executive Chairman and President/Chief Operating Officer. In light of K12's significant growth in recent years, we wanted to ensure our executive team had the depth, experience and expertise to maximize financial as well as academic performance and regulatory compliance.

Nathaniel Davis, who joined K12 as a director in July 2009, served as Chairman from June 2012 until his appointment as Executive Chairman in January 2013. Timothy Murray, who joined us in April 2012, is President and Chief Operating Officer, or COO.

The new Executive Chairman and President/COO roles provide more focused strategic, tactical and operational management.

  •
  Total targeted compensation was based on Mr. Davis' significant executive experience with technology companies in highly-regulated industries, as well as internal comparisons to pay levels of our other named executive officers, or NEOs.

Chief Financial Officer Compensation

  •
  Total targeted compensation was benchmarked at close to median levels for our peer group and took into account Mr. Rhyu's higher total cash compensation levels in his prior position.

  •
  Initial equity grant and one-time signing bonus was provided in recognition of forfeited equity awards and bonus opportunities in connection Mr. Rhyu's leaving his prior employer to join our company as well as to incentivize long-term growth by increasing share value.

In early fiscal 2013, our Board of Directors determined that several of our former executive officers, including Ms. Stokes and Mr. Bruce Davis, no longer met the technical definition of executive officers under SEC rules due to the change in management reporting structure we implemented following the hiring of our President and Chief Operating Officer. However, because Ms. Stokes and Mr. Bruce Davis served as executive officers for part of fiscal 2013 and met the definition of a "named executive officer" under SEC rules, we have included Ms. Stokes and Mr. Bruce Davis as among our NEOs for fiscal 2013.

Our Fiscal 2013 NEOs
Nathaniel A. Davis, Executive Chairman	Ronald J. Packard, Chief Executive Officer
Timothy L. Murray, President and Chief Operating Officer	James J. Rhyu, EVP and Chief Financial Officer
Howard D. Polsky, EVP, Secretary and General Counsel	Celia M. Stokes, EVP and Chief Marketing Officer
Bruce J. Davis, EVP, Worldwide Business Development	Harry T. Hawks, Former Chief Financial Officer

RELATIONSHIP BETWEEN COMPANY PERFORMANCE AND EXECUTIVE COMPENSATION

Our performance assessment framework and executive compensation program are designed to link pay and performance.

 Executive Compensation Program Design

The only fixed component of compensation is base salary, which represents varying amounts of our executives' total direct compensation. Base salary represents a significantly smaller proportion of our most senior executives' compensation.

Annual performance drives the payment of annual incentive compensation, which is largely based on corporate financial objectives and operational achievement during the fiscal year.

OUR COMPENSATION PRINCIPLES

 Our compensation programs for NEOs are guided by three basic principles:

 Link compensation to performance. We believe that compensation levels should reflect actual performance — both of K12 and the individual.

 Maintain competitive compensation levels. We strive to offer programs and levels of compensation that are competitive with those offered by comparable companies in our industry to attract, retain and reward our NEOs.

Align management's interests with stockholders. We implement programs that will encourage high-performing NEOs to remain with us and increase long-term stockholder value by granting long-term equity incentive awards each year.

Long-term performance drives the ultimate value of long-term incentive plan awards, which are granted as stock options and restricted shares and vest periodically over three to four years. Restricted shares for our two most senior executives (Messrs. Davis and Packard) and, beginning for fiscal 2014, Mr. Murray as well, are subject to the achievement of measurable financial performance metrics.

Performance Assessment

The Compensation Committee of our Board of Directors, which we refer to throughout the Executive Compensation section of this Proxy Statement as the Committee, uses a well-defined process to continually assess performance, which includes a combination of specific financial and individual Performance Management Objectives, or PMOs. These PMOs ensure that a meaningful portion of annual incentive awards are tied to measurable achievements.

The Committee also engages our independent compensation consultant to assess our pay-for-performance alignment, which includes an analysis of our NEOs' realizable pay relative to our peer group and an analysis of operational and stockholder returns relative to our peer group.

EXECUTIVE COMPENSATION PRACTICES

Below we highlight certain executive compensation practices we employ to align executive compensation with stockholder interests. Also listed below are certain compensation practices we do not employ because we believe they would not serve our stockholders' long-term interests.

What We Do

Pay for Performance.    We generally tie annual pay to objective performance metrics, including our fiscal 2013 revenue and EBITDA. A significant portion of our NEO's potential compensation is not guaranteed but is linked to financial metrics and stockholder return. We ask our independent compensation consultant to evaluate the alignment of pay and performance relative to our peer group.

Use Rigorous Performance Goals.    We use objective performance-based goals in our annual incentive plan that we believe are rigorous and designed to motivate executive performance. We establish customized individual PMOs for each of our NEOs to set clear performance tasks so a meaningful portion of their annual incentives are tied directly to their individual achievements for the year.

Target Pay Competitively.    We seek to target compensation within a competitive range of the median peer group and only deliver greater compensation when warranted by actual performance.

Link Compensation to Total Shareholder Return.    We believe linking executive compensation to stockholder performance is important, so restricted shares and/or stock options are awarded annually, and the value of those awards to the executives is ultimately based on share price performance.

Utilize Meaningful Vesting Conditions on Equity Awards.    To the extent that time-vested equity awards are granted to our NEOs, we use relatively long three-year or four-year vesting periods under the long-term incentive plan. Equity awards granted in fiscal 2013 in the form of restricted stock to our most senior NEOs, Messrs. Packard and Davis, are subject to the attainment of financial performance conditions.

Impose a Clawback Policy.    We can recover incentive compensation wrongly awarded to an executive officer where fraud or intentional misconduct led to a restatement of the Company's financial statements.

Perform Competitive Market Analysis.    We review competitive market data for our executive officers prior to making annual executive compensation decisions.

Analyse Executive Compensation Risk.    Our independent consultant reviews the executive compensation program to ensure that it does not encourage imprudent risk.

What We Don't Do

Grant Multi-Year or Guaranteed Bonuses or Equity Grants.    We do not pay guaranteed bonuses to anyone and currently have no guaranteed commitments to grant any equity-based awards. This ensures that we are able to base all compensation awards to measurable performance factors and business results.

Provide Generous Executive Perquisites.    We do not provide significant perquisites to our NEOs, such as Company aircraft, club memberships and similar items.

Offer Income Tax Gross-ups.    We do not provide income tax gross-ups for personal benefits and other broad-based benefits.

Provide Excise Tax Gross-ups.    We do not provide excise tax gross-ups for change-in-control benefits.

Offer Pension or Supplemental Retirement Plans.    We do not provide costly retirement benefits to our NEOs that reward longevity rather than contributions to Company performance.

Reprice Options.    Since our initial public offering in 2007, we have not repriced or otherwise reduced the per-share exercise price of any outstanding stock options and we have no present intention of implementing any such repricings or reductions.

EXECUTIVE COMPENSATION PROGRAM OBJECTIVES

FOCUS ON RETENTION, MOTIVATION AND VARIABLE PAY

Our executive compensation programs are designed to attract, retain and reward the management talent that we need to maintain and strengthen our position in the education business, improve academic performance at the public and private online schools we manage and to achieve our other varied business objectives.

PAY FOR PERFORMANCE

Tightly linking compensation to performance is a fundamental value underlying our NEO compensation practices. The annual incentives paid to each of our NEOs vary with performance, including our annual financial results and customized individual PMOs that are reviewed by the Committee at the beginning of each fiscal year. A significant portion of the total direct compensation delivered to our most senior NEOs (consisting of Mr. Davis and Mr. Packard) is variable, which directly ties their pay to corporate performance and their individual PMOs.

Additionally, the executives received annual long-term incentive plan awards in fiscal 2013 that will result in realizable value based on stock price appreciation and continued employment at K12. For our new NEOs hired in fiscal 2013, a one-time initial equity incentive award was granted at the time of hire to motivate and align the NEO's interests with those of our stockholders. For Mr. Davis, this initial award will, with respect to the stock option component, generate value to him only to the extent of our future stock price appreciation, and, with respect to the performance-based restricted stock award component, was more than 90% dependent upon our achieving a rigorous operating income metric for Mr. Davis' initial period of service as our Executive Chairman to ensure his immediate attention to our financial performance. For Mr. Rhyu, the initial restricted stock award will generate value to him based on our future stock price as the award vests over three years.

The Compensation Committee engages its independent compensation consultant, Towers Watson, to evaluate the relationship and alignment between executive compensation for our NEOs and our corporate performance. For fiscal 2013, Towers Watson considered the alignment between the realizable compensation of our NEOs over the last three fiscal years (which took into account the value of incentives awarded for completed performance periods and the intrinsic value of stock option and restricted share awards) relative to that of our public company peer group, and our performance over that period relative to those peer companies. Towers Watson's analysis showed that K12's total shareholder return over the period ranked in the 61st percentile of the peer group while the three-year realizable pay for our NEOs ranked in the 66th percentile. Based on these findings, Towers Watson advised our Compensation Committee of its belief that our pay and performance were generally aligned.

 Peer Group Pay vs. TSR Performance Analysis
3-Yr Top 5 Realizable Pay

DETERMINING EXECUTIVE COMPENSATION

The Committee uses a performance assessment framework as the basis for compensation decisions for our executives. In calculating annual incentive awards, in order to maintain a disciplined approach to incentive compensation, the Committee initially applies a pre-defined process to calculate payouts in relation to both our level of achievement against objective financial performance criteria and each NEO's measurable PMOs. However, the Committee may adjust final payout amounts to ensure that compensation decisions are fair and equitable, reflect all available information and serve our overall corporate objectives, including the retention of our NEOs, which we believe is critical to our ability to implement our strategic goals and continue to grow our business.

Towers Watson's work for the Committee in fiscal 2013 included advising on the compensation levels and elements in connection with the hiring of our new Executive Chairman and Chief Financial Officer, in additional to the annual compensation benchmarking and pay for performance assessments, as described above. For fiscal 2013, the benchmarking and pay for performance assessments included a compensation analysis completed at the start of fiscal 2013 to ensure that base salaries and annual equity incentive grants for fiscal 2013 were appropriately sized realizable pay levels of similarly situated executives at our peer group companies. We also performed an assessment late in fiscal 2013 to ensure that actual pay for our NEOs was appropriately aligned with our overall performance and corporate, strategic and executive retention goals. In determining overall compensation levels, the Committee generally seeks to target total direct opportunity compensation at approximately the 50th percentile of our peer group companies for most NEOs (or above the 50th percentile when warranted due to internal pay equity or historical performance considerations), with the possibility to earn compensation above these levels when dictated by actual superior performance.

ASSESSING COMPARATIVE MARKET DATA AND PRACTICES

Towers Watson assists the Committee by reviewing comparative market data on compensation practices and programs of publicly-traded peer group companies and published survey data. The peer group was selected based on a number of factors, including revenue, market capitalization, corporate strategy and industry. The publicly-traded companies in the fiscal 2013 peer group were:

• Blackbaud, Inc.	• Cree, Inc.	• IGate Corp.
• Bridgepoint Education, Inc.	• DeVry, Inc.	• ITT Education Services, Inc.
• Capella Education Co.	• Education Management Corp.	• Strayer Education, Inc.
• Corinthian Colleges, Inc.	• EZCORP, Inc.	• Universal Technical Institute, Inc.
• Corporate Executive Board Co.	• Grand Canyon Education, Inc.

The Committee and Towers Watson use this group of relevant companies to compare the compensation levels of our NEOs to comparable executive positions of companies in the peer group. This peer group reflected adjustments made at the beginning of FY2013 to remove certain companies that were taken private or that were no longer of comparable size to us and to add certain companies that included us within their peer group. The companies we removed from our peer group in early FY2013 were American Public Education, Inc., Blackboard Inc., Blue Nile, Inc., Lincoln Educational Services Corporation, Deltek, Inc., Rosetta Stone Inc. and Skillsoft Ltd. and the companies that we added to our peer group in early FY2013 were Cree, Inc., Education Management Corp., EZCORP, Inc., IGate Corp. and ITT Education Services, Inc. Because our June 30 fiscal year-end date is later than that of these firms, we are able to review up-to-date information about market practices and compensation awards for the previously completed calendar year.

In May 2013, the Committee adopted a revised peer group for fiscal 2014 compensation decisions in consultation with Towers Watson. The changes were made to reflect an appropriate balance between the educational services and software/subscription businesses and to better reflect the Company's market capitalization and corporate strategy. The publicly-traded companies in the fiscal 2014 peer group are:

• Blackbaud, Inc.	• Education Management Corp.	• LinkedIn Corporation
• Bridgepoint Education, Inc.	• Fair Isaac Corporation	• ITT Education Services, Inc.
• Capella Education Co.	• Gartner, Inc.	• Strayer Education, Inc.
• Corporate Executive Board Co.	• Grand Canyon Education, Inc.	• Universal Technical Institute, Inc.
• DeVry, Inc.	• IGate Corp.	• Zynga, Inc.

ELEMENTS OF COMPENSATION

The following table outlines the key components of our executive compensation program for our NEOs for fiscal 2013:

Component	Role	How it Is Determined/Links to Performance

Base Salary	• To provide a stable, reliable monthly income • Set at levels that should comprise a low percentage of total compensation for executives	• Reviewed periodically in light of individual performance results, market pay practices and advice of the Committee's independent compensation consultant

Annual Incentive	• To reward the achievement of annual objective financial goals and individual PMOs • Links compensation to performance since award amounts are determined after fiscal year based on actual results

•

Target annual incentive levels are determined based on competitive market analysis

•

Variable and primarily based on our corporate performance and the responsibilities, individual performance and contributions of the recipient for the fiscal year

•

Key corporate-level metrics for fiscal 2013 included specific revenue and EBITDA targets

Equity

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To increase alignment with stockholders by providing significant stock ownership

•

Retains executives through multi-year vesting

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Typically constitutes the largest portion of total compensation opportunity

•

Option grants provide value only based on stock price appreciation

•

Target grant levels are determined based on competitive market analysis

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Aligns executive interests with those of stockholders as potential value of awards increases or decreases with stock price

•

Awards granted as restricted stock and, for our CEO and Executive Chairman, stock options as well

•

Stock option awards generally vest over four-year period

•

Restricted stock awards generally vest over three-year period

Performance Restricted Stock Awards (Executive Chairman and CEO only in fiscal 2013 — also President/COO starting in fiscal 2014)	• To reward achievement of specific financial goals • To retain executives through three-year vesting period • To realize value attributable to performance achievement and stock price	• Award or vesting of restricted shares based on or subject to financial metric achievement (Executive Chairman: operating income; CEO: revenue growth)

Component	Role	How it Is Determined/Links to Performance

Other Compensation	• To allow executive officers to participate in standard employee benefit plans • To provide opportunity for deferring income taxes on a portion of annual income

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NEOs may participate in all other K12 compensation and benefit programs on the same terms as other employees, such as health and welfare benefit plans, 401(k) plan, life insurance plan and executive life and disability plans

•

NEOs may elect to participate in a non-qualified deferred compensation plan providing tax-efficient savings, but no additional company contributions

FISCAL 2013 COMPENSATION DECISIONS

Determination of Base Salaries

Base salaries for our NEOs are generally determined by negotiation at the time of hire and take into consideration the scope of their responsibilities, as well as competitive market compensation paid by our peer group to similarly situated executives. In determining base salary adjustments for fiscal 2013, the Committee reviewed Towers Watson's 2012 executive compensation report and compared each NEO's salary to peer group data, and adjusted base salaries effective in August 2012 to ensure that our NEOs received competitive pay.

Mr. Davis' base salary was established when he began serving as our Executive Chairman in January 2013. Unlike our other NEOs, a comparable position analysis found that a non-founder, non-CEO at a public company who assumes the position of Executive Chairman is rare. Accordingly, Towers Watson market compensation analysis was used by the Committee to establish Mr. Davis' initial base salary (along with the other elements of his compensation) using an equitable comparison to pay levels for our other NEOs and taking into account Mr. Davis' significant executive experience in technology companies in highly-regulated industries as well as his service on our Board of Directors for the prior three years. In fact, the Committee deliberately set Mr. Davis' initial base salary substantially below what it believed to be a competitive level for a position of this type, and more heavily weighted his compensation with variable and long-term equity grants to incentivize Mr. Davis to increase long-term shareholder value.

Mr. Rhyu's base salary, which was established when he joined the Company as Chief Financial Officer in June 2013, reflects a competitive base salary level for similar positions at our peer companies and took into account his higher total cash compensation received in his position at his prior employer. The base salaries for each of our NEOs in fiscal 2013, both prior to and after the August 2012 increases, where applicable, are set forth in the table below:

Name	Base Salary for Fiscal 2012 ($)	Base Salary for Fiscal 2013 ($)	Percentage Increase (%)

Nathaniel A. Davis	New hire in fiscal 2013	$480,000	N/A

Ronald J. Packard	$625,000	675,000	8.0%

James J. Rhyu	New hire in fiscal 2013	460,000	N/A

Timothy L. Murray	$500,000	500,000	0

Howard D. Polsky	$280,000	300,000	7.1

Celia M. Stokes	$331,000	350,000	5.7

Bruce J. Davis	$324,000	340,000	4.9

Harry T. Hawks	$432,000	440,000	1.9

Executive Bonus Plan

We maintain an annual cash bonus program, or the Executive Bonus Plan, which is intended to reward executive officers based on Company performance relative to objective financial metrics and individual measurable PMOs. We believe that the Executive Bonus Plan provides incentives that are necessary to retain high performing executives and reward them for achieving short-term goals in the pursuit of our larger business objectives. It is also designed to make a meaningful portion of NEO cash compensation variable based upon Company and individual performance. Mr. Rhyu was not eligible to receive an annual bonus for fiscal 2013 as he joined us in June 2013. In addition, Mr. Davis' annual bonus for fiscal 2013 was pro-rated to reflect his partial year of service as our Executive Chairman.

The Executive Bonus Plan for our NEOs in fiscal 2013 consisted of two primary PMO categories: (i) corporate-level financial performance metrics; and (ii) individual PMOs intended to motivate our executives to produce measurable corporate, academic and strategic achievements. The Committee identified these PMOs and assigned their relative weightings to align the total cash compensation opportunity of our NEOs with the achievement of specific performance objectives that are intended to promote the creation of long-term stockholder value. For all of our NEOs, the corporate-level financial PMOs are weighted 60% (with the opportunity to earn above-target awards in the event of outperformance and with minimum thresholds for underperformance) and the individual PMOs are weighted 40%, although individual adjustments are sometimes made to these weightings when the Committee deems it appropriate.

Corporate Financial PMOs

In fiscal 2013, the Committee adopted a financial performance matrix that provides for certain percentages of the annual cash bonus that each NEO could receive depending upon the Company's achievement of certain minimum, target or "stretch" EBITDA and revenue goals, ranging from 0% to 135% of the corporate-level component of each NEO's target bonus. In the event that performance falls in-between payout levels in the matrix, we apply the lower payout amount associated with those EBITDA and revenue goals.

Under this matrix, no bonus would be awarded to our NEOs unless the Company achieved revenue and EBITDA of at least $847 million and $94 million, respectively. Each NEO (other than Mr. Davis due to pro-ration) would be entitled to receive 100% of the corporate-level component of his or her target bonus (representing 60% of his or her target bonus) if our revenue and EBITDA goals of $862 million and $111 million, respectively, were achieved. A maximum bonus of 135% of the corporate-level component of each NEO's target bonus could be awarded under the matrix if we achieved our stretch revenue and EBITDA targets of $902 million and $138 million, respectively. As reflected in the "Determination of Fiscal 2013 Annual Performance Bonuses Paid" table below, under the matrix all NEOs (other than Mr. Nathaniel Davis) achieved 80% of the corporate financial goal, which resulted in 48% bonus funding (60% of target bonus multiplied by 80% attainment on PMO matrix).

Because Mr. Davis assumed his position as Executive Chairman mid-fiscal year, his fiscal 2013 bonus was based on modified financial performance metrics reflecting performance in the third and fourth quarters only (the period during with Mr. Davis served as our Executive Chairman). Mr. Davis was eligible to receive 90% of his base salary (60% of target bonus) if the Company's revenue and EBITDA for the third and fourth quarter of 2013 reached $419 million and $53 million, respectively. The remainder of Mr. Davis' bonus eligibility in fiscal 2013 was based on individual PMOs. Pursuant to his employment agreement, Mr. Davis' bonus opportunity was pro-rated to 50% for fiscal 2013. As reflected in the "Determination of Fiscal 2013 Annual Performance Bonuses Paid" table below, under the matrix Mr. Davis achieved 100% of the corporate financial goal, which resulted in 60% bonus funding (60% of target bonus multiplied by 100% attainment on the PMO matrix).

Individual PMOs

The Committee also established individual PMOs for the fiscal 2013 Executive Bonus Plan that were intended to align the NEOs' incentives with the Company's development and performance strategies. We retained discretion to pay additional cash bonuses to our NEOs for exceptional individual performance during fiscal 2013 consistent with the limitations of Section 162(m) of the Internal Revenue Code.

A general description of each NEO's primary individual PMOs for fiscal 2013 and his or her achievements are described below:

Name	Fiscal 2013 Individual PMOs	Achievement of Individual PMOs

Nathaniel A. Davis	• EBITDA less capital expenditures greater than $33 million	• Exceeded $33 million
	• Operating income margin improvements	• Improved by 130 basis points
	• Scantron gain improvements	• Gains exceeded national norms in majority of grades and subjects; participation rate improved
	• Addition of virtual or blended charter schools and raise or remove state caps	• Opened two new schools, caps raised in four states

Ronald J. Packard	• EBITDA less capital expenditures greater than $33 million	• Exceeded $33 million
	• Improve operating margins, customer satisfaction and student retention	• Operating margins improved 130 basis points; 90% satisfaction on customer surveys; student retention improved over 50 basis points
	• Scantron gain improvements	• Gains exceed national norms in majority of grades and subjects; participation rate improved
	• Publish work on virtual academy academic standards	• Published "Education Transformation"
	• Contribute to long-term business development growth, such as opening a school in a new location or removing or increasing caps	• Opened two new schools, caps raised in four states

Timothy L. Murray	• EBITDA less capital expenditures greater than $33 million	• Exceeded $33 million
	• Improve operating margins, customer satisfaction and student retention	• Operating margins improved 130 basis points; 90% satisfaction on customer surveys; student retention improved over 50 basis points
	• Scantron gain improvements	• Scantron gains exceed national norms in majority of grades and subjects; participation rate improved
	• Strengthen operating model and management systems	• Developed multi-year systems roadmap to improve scalability and productivity

Howard D. Polsky	• Achieve favorable outcomes of pending litigation and related matters	• Obtained dismissals, settled or beneficially resolved actual and threatened litigation
	• Contribute legal support to achieve more efficient school operations and expansion; protect intellectual property and improve corporate structure	• Contracts executed to open or renew managed public schools and district agreements; prosecuted patent filings and increased copyright registrations; managed M&A and corporate governance
	• Ensure compliance with public company obligations	• Developed legal compliance and ethics program
	• Minimize legal costs	• Negotiated fixed-fee counsel arrangements and maximized insurance coverage

Celia M. Stokes	• Grow enrollment in managed public schools, institutional and international and private pay schools at rate necessary to achieve corporate financial goals	• Growth achieved but less than goal
	• Develop and implement branding strategy	• Presented product line positioning and branding strategy to Executive Chairman
	• Increase institutional business market share	• Full-time institutional program goals and enrollments were substantially reached
	• Expand focus on local marketing	• Improvements made in localized support, individual school branding and enrollment center reorganization
	• Lead strategy and implementation of new products and marketing strategies	• Delivered Phase 2 of CRM and marketing automation systems

Bruce J. Davis	• Manage private pay schools business at rate necessary to achieve corporate financial goals	• Growth achieved but less than goal
	• Identify and expand business operations	• Refined flex school business model, evaluated domestic and international M&A opportunities
	• Vendor review and cost reduction	• Negotiated contract renewals
	• Prepare industry competitive analysis	• Presented competitive analysis at management strategic offsite meeting

Determination of Fiscal 2013 Annual Performance Bonuses Paid

In September 2013, the Committee reviewed the Company's financial results for fiscal 2013 of $848.2 million in revenue for fiscal 2013 ($421.1 million in aggregate for the third and fourth quarters of fiscal 2013) and $111.4 million in EBITDA ($54.6 million in aggregate for the third and fourth quarters of fiscal 2013). The Committee then evaluated each NEO's achievement against the previously-established individual PMOs. Based on those criteria, the Committee approved incentive awards for each NEO as summarized in the table below:

Name	(a) Weighted EBITDA / Revenue Combined (1)	(b) Weighted Individual PMOs (2)	(c) = (a)+(b) Total Achievement (% of Target Bonus Paid) =	(d) Target Bonus (% of Base Salary)	(e) Base Salary ($)	(f) = (c)*(d)*(e) Amount of Bonus ($)

Nathaniel A. Davis	60%	87%	147%	150%	$480,000	$528,000
				(prorated by 50%) = 75%

Ronald J. Packard	48%	56%	104%	100%	675,000	702,000

James J. Rhyu	—	—	—	50%	—	—

Harry T. Hawks (3)	48%	40%	88%	50%	440,000	193,600

Timothy L. Murray	48%	55%	103%	60%	500,000	309,000

Howard D. Polsky	48%	44%	92%	40%	300,000	110,400

Celia M. Stokes	48%	28%	76%	40%	350,000	106,400

Bruce J. Davis	48%	28%	76%	40%	340,000	103,360

(1)
Amounts shown reflect percentage of total target bonus earned. Mr. Nathaniel Davis earned an award at 100% of target for achieving the corporate EBITDA/Revenue performance in Q3 and Q4 of fiscal 2013 set by the Committee when he became Executive Chairman. Our other NEOs earned awards for this component at 80% of target for the full fiscal year.

(2)
Amounts shown reflect percentage of total target bonus earned. For Mr. Polsky, Ms. Stokes and Mr. Bruce Davis, individual PMOs represented a weighting of 40% of their overall target bonus eligibility and the amount shown reflects an individual PMO performance rating of 110%, 70% and 70%, respectively. For Mr. Nathaniel Davis, Mr. Packard and Mr. Murray, greater upside potential was provided with respect to individual PMOs in order to provide additional performance incentives and, with respect to Mr. Nathaniel Davis and Mr. Packard, to provide opportunities to earn a maximum bonus of 300% and 200% of base salary, respectively, consistent with the terms of their employment agreements.

(3)
In connection with Mr. Hawks' termination of employment with us during fiscal 2013, he received an annual bonus for fiscal 2013 on the same basis as other NEOs and pursuant to the terms of his separation agreement received 100% of his individual target bonus.

Determination of Long-Term Incentive Plan Awards

We believe that providing long-term equity awards promotes our compensation philosophy of aligning executive pay with the long-term interests of our stockholders in building the value of our Company. In deciding on long-term incentive award amounts for each of the NEOs, the Committee considered:

  •
  The responsibilities and position of each executive officer;

  •
  Our goals in creating the long-term incentive plan; and

  •
  The advice of Towers Watson.

During fiscal 2013, we granted restricted stock awards under our 2007 Equity Incentive Award Plan, as amended, or the 2007 Plan, to certain of our employees, including our NEOs, and, with respect to Messrs. Davis and Packard only, stock options, as described in more detail below. The Committee believes that the use of restricted stock (as opposed to stock options) as the primary form of equity compensation for most of our NEOs more closely aligns the interests of these executives with those of our stockholders, provides better retention incentives and results in less dilution to our stockholders. However, the Committee utilizes stock options as a form of equity incentive compensation for our most senior NEOs to tie their realizable pay to the creation of long-term stockholder value. The dollar amount of these stock option grants, as shown in the "Summary Compensation Table for Fiscal 2013" below, reflect an assumed accounting or "Black-Scholes" value of the option grants and do not represent the actual amount of compensation Mr. Davis or Mr. Packard may receive in connection with these awards. All stock option grants have an exercise price equal to the fair market value of our Common Stock on the date of grant. As a result, the NEOs will realize the value of the option grants only to the extent our share price appreciates and benefits our stockholders.

For the new NEOs who joined our company as executive officers in fiscal 2013, namely, Messrs. Davis and Rhyu, the initial equity incentive grants received by them represent one-time grants that are not expected to be reflective of ongoing compensation levels for these executives. For Mr. Davis, the awards were granted to be complimentary to his below-market base salary level and to focus Mr. Davis' immediate attention on bottom-line financial performance by making nearly the entire restricted stock award contingent upon the attainment of a challenging operating income metric for his initial period of service as our Executive Chairman. For Mr. Rhyu, the award was granted in partial recognition of the equity awards in his prior employer that were forfeited as a result of his becoming our Chief Financial Officer.

Executive Chairman

In connection with Mr. Davis's commencement of employment with us in January 2013, pursuant to his employment agreement, Mr. Davis received a grant of an option to purchase 420,000 shares of stock, subject to vesting in 12 equal installments on each of April 6, July 6, October 6 and January 6 during the term of his employment agreement, beginning April 6, 2013 and subject to his continued employment.

In addition, Mr. Davis received an initial hire grant of 210,000 shares of restricted stock, vesting over 12 equal quarterly installments, subject to performance-based vesting with the exception of the first quarterly installment which vested on April 6, 2013. All remaining quarterly installments would vest only upon satisfaction of a specific performance objective, namely the Company's attainment of operating income of $20 million or more for the third and fourth quarter of fiscal 2013. In September 2013, the Board of Directors determined that the Company achieved the operating income goal and therefore the performance-based vesting requirement was satisfied and the remainder of the initial grant will vest pursuant to the three year vesting schedule.

Chief Executive Officer

Under the terms of his amended and restated employment agreement entered into in 2010, Mr. Packard was entitled to receive for fiscal 2013 a restricted stock award having a value of $1.25 million, subject to the achievement of one or more pre-determined performance objectives established by the Compensation Committee. The Committee previously determined that the performance objective for Mr. Packard's potential restricted stock awards would be the achievement of 8% compounded annual revenue growth over a three-year period and fiscal 2013 revenue equal to or greater than our fiscal 2012 revenue. In January 2013, the Committee determined that the performance objectives had been met and that the restricted stock award would be granted to Mr. Packard no later than December 2013. In September 2013, the Committee awarded Mr. Packard 36,851 shares of restricted stock, valued at $1.25 million based upon the fair market value of our Common Stock on the date of issuance of the shares. These shares vest over three years in equal quarterly installments. Mr. Packard also received an award of 141,509 stock options for fiscal 2013, which vest quarterly over a period of four years, to further tie Mr. Packard's total realizable pay to the creation of long-term stockholder value.

Other NEOs

In August 2012, we granted time-based restricted stock awards to our NEOs in the following amounts: Messrs. Hawks and Bruce Davis each received 13,000 shares of restricted stock, Mr. Polsky received 14,000 shares of restricted stock and Ms. Stokes received 22,000 shares of restricted stock. Mr. Rhyu, who did not join us until June 2013, received 109,250 shares of restricted stock in connection with his commencement of employment. In addition, pursuant to the terms of his employment agreement, we granted 10,000 shares of restricted stock to Mr. Murray. The shares of restricted stock granted to our NEOs vest semi-annually over a three-year period, with 20% vesting in the first year and 40% vesting in each of the next two years following the grant date. The Committee determined that the size of each restricted stock award was appropriate to encourage retention among our NEOs and to ensure the stability and consistency of our management team.

 Other Compensation

One-Time Bonuses in Fiscal 2013

In February 2013, Mr. Polsky received a one-time mid-year cash bonus of $50,000, in consideration of his essential role in supporting and coordinating with the Board of Directors during our executive reorganization in fiscal 2013, while simultaneously managing the Company's critical legal and litigation matters.

Pursuant to his employment agreement, Mr. Rhyu received a $200,000 cash signing bonus in connection with his commencement of employment with us in June 2013. The bonus was awarded to induce Mr. Rhyu to accept the position as our Chief Financial Officer and in consideration of forfeited incentive compensation opportunities at his prior employer. The bonus was also awarded in recognition of the fact that Mr. Rhyu was not eligible to participate in our Executive Bonus Plan for fiscal 2013 due to his joining the company late in the year. The bonus is subject to forfeiture if Mr. Rhyu's employment terminates within six months after his date of hire.

Deferred Compensation Plan

We maintain a non-qualified deferred compensation plan, or the Deferred Compensation Plan, for members of our management team, including our NEOs. Under the Deferred Compensation Plan, our NEOs are eligible to elect to defer the receipt of up to 50% of their annual salary and up to 100% of any annual incentive bonus until retirement. Earnings are credited on deferred amounts based upon a variety of investment options that may be elected by each participant. The Company does not make any contributions to the Plan. Certain information with respect to amounts deferred by our NEOs under this plan is set forth below in the Non-qualified Deferred Compensation Table.

Defined Contribution Plan

We maintain a Section 401(k) Savings/Retirement Plan, or the 401(k) Plan, in which certain of our employees, including our NEOs, are eligible to participate. All employees, including our NEOs, are automatically enrolled in the 401(k) plan at a 3% deferral rate with the ability to opt-out. The 401(k) Plan allows participants to defer a portion of their annual compensation, subject to certain limitations imposed by the Internal Revenue Code. We currently provide matching contributions equal to $0.25 for each dollar of a participant's contributions, up to a maximum of 4% of the participant's annual salary, subject to certain statutory limits.

Employee Benefits and Perquisites

We provide our NEOs with certain personal benefits and perquisites, which we do not consider to be a significant component of executive compensation but recognize to be an important factor in attracting and retaining talented executives. NEOs participate in the same medical, dental, vision, disability and life insurance plans as our employees generally. We also pay for supplemental long-term disability and life insurance premiums for our executive officers and provide our executive officers with the opportunity to receive annual Company-paid executive physical examinations. We provide these supplemental benefits to our executive officers due to the relatively low cost of such benefits and the value they provide in assisting us in attracting and retaining talented executives. We reimburse certain executives for their relocation expenses from time to time and for temporary housing expenses they may incur in connection with their provision of services. We provide such reimbursements to our executives because such expenses are typically directly associated with and would not have been incurred but for their commencement or continued provision of services.

Mr. Rhyu received reimbursement for expenses related to his relocation in fiscal 2013. Mr. Murray and Mr. Hawks received lodging and commuting allowances in fiscal 2013. None of our executive officers receive tax gross-ups in connection with our provision of any perquisites or personal benefits. The value of personal benefits and perquisites we provided to each of our NEOs is set forth below in our "Summary Compensation Table for Fiscal 2013."

 COMPENSATION GOVERNANCE, PROCESS
AND INCENTIVE DECISIONS

Role of Compensation Committee and Non-Employee Directors

The Committee is responsible for overseeing and implementing our NEO compensation programs, as specified in the Committee's charter. The Committee's role includes:

  •
  Determining and recommending to the Board of Directors the incentive compensation and equity awards of our Executive Chairman and CEO and approving such compensation for other NEOs;

  •
  Establishing and approving compensation plans for NEOs based on the recommendations of the Executive Chairman, CEO and the Committee's compensation consultants;

  •
  Reviewing annually and, where appropriate, adjusting the base salaries of our NEOs; and

  •
  Proposing revisions to the Committee's charter for Board of Directors approval to ensure compliance with new SEC regulations and NYSE listing standards as enacted.

In implementing its role in the compensation program, the Committee uses information from a number of sources. The information utilized by the Committee includes advice from its independent compensation consultant, data regarding the compensation practices of competitors, tally sheets showing prior compensation awards, and outstanding equity holdings of the NEOs.

Role of Management

Our management, under the leadership of our Executive Chairman, plays an important role in establishing and maintaining our NEO compensation programs. Management's role includes recommending plans and programs to the Committee, implementing the Committee's decisions regarding the plans and programs and assisting and administering plans in support of the Committee. Our Executive Chairman also provides information on the individual performance of the other NEOs and makes annual recommendations to the Committee on compensation levels for all other NEOs.

Decision Support

As the Committee made its fiscal 2013 compensation decisions, it considered that 91% of our stockholders who voted on the advisory vote on NEO compensation at the 2012 Annual Meeting of stockholders (including as votes on the proposal votes cast for, against and to abstain) had voted in favor of approving the compensation, and concluded that this level of approving votes suggested that the stockholders generally supported the Committee's approach. With this in mind, the Committee did not make significant changes to the program for fiscal 2013, but continued to engage in rigorous analysis of executive performance and compensation levels and played an active role in negotiating compensation packages for our newly hired NEOs in fiscal 2013.

Role of Committee's Independent Compensation Consultant

The Committee's charter gives it the authority to retain and approve fees and other terms of engagement for compensation consultants and other advisors to assist it in performing its duties. In fiscal 2013, the Committee continued to retain Towers Watson as its independent compensation consultant. Towers Watson reports directly to the Committee, which annually reviews its performance and fees.

In fiscal 2013, the Committee received a report from Towers Watson reviewing its independence in light of new SEC regulations and proposed NYSE listing standards. The Committee discussed all relevant factors, including those cited in the new rules and proposed NYSE listing standards, and concluded that the work of the consultant did not raise any conflict of interest.

The Committee instructed Towers Watson to provide it with advice and guidance on compensation proposals, including proposed compensation amounts, the design of incentive plans, the setting of performance goals, and the structure of other forms of compensation and benefits programs, as well as relevant information about market practices and trends. Typically, Towers Watson attends Committee meetings, reviews existing compensation programs to ensure consistency with our compensation philosophy and current market practices and reviews the comparative information derived from the peer group and published survey data that the Committee uses when making compensation decisions.

OTHER COMPENSATION POLICIES AND PRACTICES

Tax Deductibility of Annual Compensation

Section 162(m) of the Internal Revenue Code limits tax deductions for certain annual compensation in excess of $1,000,000 paid to certain individuals named in the summary compensation tables of public company proxy statements. The Committee has generally sought to structure certain incentive compensation awards to satisfy the requirements for such awards to be treated as qualified performance-based compensation for purposes of Section 162(m) where necessary to preserve the tax deductibility of such payments. The Committee considers tax deductibility when structuring compensation programs and presently expects to continue to pursue compensation programs that are intended to be tax deductible. However, if circumstances warrant, the Committee retains the discretion to grant incentive awards to NEOs that are not fully deductible as a result of Section 162(m), as the Committee must balance the effectiveness and overall goals of our executive compensation programs with the materiality of reduced tax deductions.

Accounting for Stock-Based Compensation

ASC Topic 718, Compensation—Stock Compensation, requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of equity-based awards under our equity incentive award plans are accounted for under ASC Topic 718. We consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Equity Grant Practices

We do not have any program, plan or practice to time equity awards to our employees in coordination with the release of material non-public information. We do not grant equity awards based on our stock price. If we are in possession of material non-public information, either favorable or unfavorable, when equity awards are made, the Committee will not take the information into consideration in determining award amounts. Our practice is to determine the stock price for annual NEO equity awards on the day that incentive awards are granted.

Compensation Clawback Policy

The Board of Directors adopted a clawback policy in September 2013. If the Board of Directors determines that it is necessary, K12 may recover from an NEO the amount of previously paid incentive compensation (including both cash bonuses and equity awards) that the Board of Directors determines to be appropriate if a material error or inaccuracy resulted in whole or in part from the fraud or intentional misconduct of an executive that leads to a financial restatment. This clawback provision is intended to provide enhanced safeguards against certain types of employee misconduct, and allows for recovery of significant compensation paid to an employee.

Stock Ownership Guidelines

In fiscal 2013, the Committee considered adopting mandatory stock ownership guidelines for our executive officers. After evaluating the Company's current compensation structure and corporate objectives and the holdings of the current management team, the Committee concluded that adopting a mandatory stock ownership policy at this time would not be in the long term best interests of our stockholders. We also note that Mr. Packard, our CEO, is one of our largest individual stockholders, and our Board of Directors has historically viewed Mr. Packard's stock ownership level in our company as very closely aligning his interests with those of our stockholders generally.

Severance and Change-in-Control Arrangements

We consider severance to be an integral part of the overall compensation package. We provide severance to attract and retain individuals with superior ability and managerial talent, provide our executives with appropriate protections due to their vulnerability to terminations of employment, acquisitions and to encourage our executives to focus their attention on their work duties and responsibilities in all situations.

The NEOs are generally not entitled to receive cash payments solely as a result of a change in control. Unvested stock options and restricted stock awards are treated differently following a change in control to take into account their respective purposes of value creation and retention, and in light of our executives' heightened vulnerability to terminations of employment in the change in control context. All of our named executive officers' unvested stock options will become fully vested and exercisable under the terms of the applicable stock option agreements upon a change in control. We have also adopted a policy pursuant to which all restricted stock awards held by our NEOs other than Mr. Packard would be subject to "double trigger" acceleration upon a change in control. Under this policy, restricted stock awards will vest in full only if the NEO is terminated without cause in connection with the change in control. For this purpose, a termination without cause includes a "constructive termination," which generally involves any material diminution in the NEO's base salary, bonus potential, job title or responsibilities, as well as a relocation of the NEO's principal place of business outside of a 40-mile radius. As provided in Mr. Packard's employment agreement, all of the outstanding restricted stock and stock options held by Mr. Packard will become fully vested immediately prior to a change in control. In addition, certain awards granted to Mr. Davis and Mr. Murray are subject to additional acceleration provisions under the terms of his employment agreement, as described in more detail under the heading "Potential Payments upon Termination or Change in Control."

With regard to severance payments not made in connection with a termination following a change in control, and if not otherwise provided for in the employment agreements of the NEOs, the Company's severance policy provides that solely for terminations without cause, and contingent upon signing a release of claims, the NEOs will be entitled to the (i) accelerated vesting of stock options that otherwise would have vested in the one year following the date of termination (all other options to be forfeited) and (ii) accelerated vesting of all unvested restricted stock awards.

We believe that providing the NEOs with severance payments upon certain terminations of employment, accelerated vesting of stock options upon a change in control, and accelerated vesting of restricted stock awards upon a termination without cause in connection with a change in control are key retention tools that assist us with remaining competitive with the companies in our peer group, provide our executive officers with incentives to focus on the best interests of our stockholders in the context of a potential change in control, and appropriately protect our executive officers in the event of an involuntary termination of employment without creating a windfall due solely to the change in control.

Summary Compensation Table for Fiscal 2013

The following table shows the compensation we paid to our NEOs for services rendered during fiscal 2013, 2012 and 2011, with the exception of Mr. Murray, who was not employed by us in fiscal 2011, Messrs. Davis and Rhyu who were not employed by us in fiscal 2011 or 2012 and Mr. Polsky who was not an NEO during fiscal 2011 or 2012.

Name	Fiscal Year	Base Salary	Bonus (1)	Stock Awards (2)(3)	Option Awards (2)	Non-equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total

Nathaniel A. Davis, Executive Chairman (6)	2013	$342,893	$ —	$4,524,600	$4,128,114	$528,000	$20,000	$9,543,607

Ronald J. Packard,	2013	670,836	—	1,250,000	1,500,000	702,000	4,031	4,126,867
Chief Executive	2012	618,942	—	1,250,000	1,500,000	584,375	7,182	3,960,499
Officer	2011	551,539	—	5,410,496	—	281,250	9,648	6,252,933

James J. Rhyu, Executive Vice President and Chief Financial Officer	2013	36,564	200,000	2,960,675	—	—	73,983	3,271,222

Harry T. Hawks,	2013	402,667	—	278,200	—	193,600	74,183	948,650
Former Executive	2012	428,123	—	428,480	—	151,200	48,813	1,056,616
Vice President and Chief Financial Officer	2011	400,000	—	—	—	97,200	46,522	543,722

Timothy L. Murray,	2013	500,000	—	214,000	—	309,000	53,053	1,076,053
President and Chief Operating Officer	2012	94,871	75,000	1,275,000	1,827,000	—	10,000	3,281,871

Howard D. Polsky, Executive Vice President, Secretary and General Counsel	2013	298,333	50,000	299,600	—	110,400	—	758,333

Celia M. Stokes	2013	341,687	—	470,800	—	106,400	4,066	922,953
Executive Vice	2012	320,915	13,240	428,480	—	132,400	8,487	903,552
President and Chief Marketing Officer	2011	300,300	—	314,760	—	66,200	8,260	689,520

Bruce J. Davis	2013	338,667	—	278,200	—	103,360	3,586	723,813
Executive Vice	2012	322,183	—	348,140	—	90,720	8,433	769,476
President of Worldwide Business Development	2011	309,000	—	314,760	—	51,840	10,322	685,922

(1)
The amounts in this column represent discretionary bonuses paid to Messrs. Polsky and Murray in 2013 and 2012, respectively, and a signing bonus paid to Mr. Rhyu in accordance with his employment agreement. Amounts in this column for Ms. Stokes for 2012 represent an annual bonus paid to Ms. Stokes for 2012 that was in excess of the maximum award potential for individual PMO performance under our Executive Bonus Plan.

(2)
These columns represent the aggregate grant date fair value of restricted stock and stock options computed in accordance with FASB ASC Topic 718. The dollar amount of these stock option grants reflect an assumed accounting or Black Scholes value of the option grants and do not represent the actual amount of compensation the individuals may receive in connection with these awards. For performance-based stock awards granted to Messrs. Davis and Packard in 2013, the amount shown is based upon the probable outcome with respect to such awards, which we determined was equal to the maximum award amount. For additional information, including information regarding the assumptions used when valuing the stock options, refer to note 9 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2013. See the table below entitled "Grants of Plan-Based Awards During 2013" for additional information on stock awards and stock options granted during fiscal 2013.

(3)
Amounts shown for Mr. Packard's annual performance-based restricted stock award are reported in the year of the applicable performance period. For example, the shares of restricted stock issued in September 2013 as a result of our attainment of the applicable fiscal 2013 performance conditions are reported as compensation for fiscal 2013. This presentation differs from our presentation of these awards in prior years. The amount shown in 2011 includes, among other items, $3,499,997 representing the grant date fair value of a one-time grant of 145,530 shares of restricted stock granted to Mr. Packard in connection with his entering into a new four-year employment agreement in September 2010.

(4)
All amounts are reported in the year earned, regardless of when they are paid.

(5)
The amounts in this column consist of 401(k) plan matching contributions, Company-paid life insurance, long-term disability premiums, and other perquisites consisting of temporary housing and commuting allowances. During 2013, the amount for Mr. Nathaniel Davis includes reimbursement of $20,000 related to negotiation of his employment agreement. The amount paid to Mr. Murray includes $50,000 in temporary housing allowance. The amount paid to Mr. Rhyu includes $73,983 in relocation costs. The amount paid to Mr. Hawks includes $33,500 in temporary housing and $36,667 in salary continuation in accordance with his employment separation agreement.

(6)
The salary amount paid to Mr. Nathaniel Davis includes $109,970 in board retainer and meeting fees as a member of the Board of Directors before becoming an employee and $232,923 in salary as an employee. The stock awards for Mr. Davis includes $60,000 related the restricted shares granted to Mr. Davis while he was a member of the Board of Directors and $4,464,600 related to restricted shares granted to Mr. Davis upon his commencement of employment as Executive Chairman in January 2013.

Grants of Plan-Based Awards During Fiscal 2013

The following table provides information regarding grants of plan-based awards to our NEOs during fiscal 2013. The awards described in the following table were granted under our Executive Bonus Plan and 2007 Plan.

Name	Grant Date	Estimated Possible Payouts under Non-equity Incentive Plan Awards (1)		Estimated Possible Payouts under Equity Incentive Plan Awards: Target (#)($)	All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Option and Stock Awards ($)
		Target ($)	Maximum ($)

Nathaniel A. Davis	—	$360,000	$720,000	—	—	—	—	—
Executive Chairman	1/2/2013	—	—	—	2,901 (3)	—	—	$60,000
	1/7/2013	—	—	192,500 (4)	17,500 (4)	—	—	4,464,600
	1/7/2013	—	—	—	—	420,000 (4)	$21.26	4,128,114

Ronald J. Packard,	—	675,000	1,350,000	—	—	—	—	—
Chief Executive Officer	8/24/2012	—	—	—	—	141,509 (6)	21.44	1,500,000
	8/24/2012	—	—	$1,250,000 (5)		—	—	1,250,000

James J. Rhyu Executive Vice President and Chief Financial Officer	6/19/2013	—	—	—	109,250 (7)	—	—	2,960,675

Harry T. Hawks	—	216,000	261,360	—	—	—	—	—
Former Executive Vice President and Chief Financial Officer	8/14/2012	—	—	—	13,000 (2)	—	—	278,200

Timothy L. Murray	—	300,000	438,000	—	—	—	—	—
President and Chief Operating Officer	8/14/2012	—	—	—	10,000 (2)	—	—	214,000

Howard D. Polsky	—	120,000	145,200	—	—	—	—	—
Executive Vice President, General Counsel and Secretary	8/14/2012	—	—	—	14,000 (2)	—	—	299,600

Celia M. Stokes	—	140,000	169,400	—	—	—	—	—
Executive Vice President and Chief Marketing Officer	8/14/2012	—	—	—	22,000 (2)	—	—	470,800

Bruce J. Davis	—	136,000	164,560	—	—	—	—	—
Executive Vice President of Worldwide Business Development	8/14/2012	—	—	—	13,000 (2)	—	—	278,200

(1)
Represents the target and maximum incentive awards payable under our Executive Bonus Plan based on fiscal 2013 base salaries for each named executive officer. For Mr. Davis, the amount shown represents a 50% pro-rated bonus opportunity for his initial partial year of service as our Executive Chairman. For additional information regarding our Executive Bonus Plan, see "Compensation Discussion and Analysis—Elements of Compensation—Executive Bonus Plan" above.

(2)
Represents restricted stock awards vesting semi-annually over a three-year period, with 20% vesting in the first year and 40% vesting in each of the next two years following the grant date, as discussed under "Compensation Discussion and Analysis—Elements of Compensation—Determination of Long-Term Incentive Plan Awards" above.

(3)
Represents 2,901 restricted shares granted for service on our Board of Directors before becoming an executive officer. The 2,901 restricted shares vest equally over three years following the grant date.

(4)
Represents 210,000 restricted shares and 420,000 stock options granted to Mr. Davis upon his employment as Executive Chairman. The restricted shares vest quarterly in equal installments of 17,500 shares over three years following the grant date with the initial 17,500 shares subject to time vesting. The remaining shares were subject to performance vesting based on the Company meeting financial targets in fiscal 2013 following Mr. Davis initial employment. In September 2013, the Board of Directors determined that the performance criteria had been met. The stock options vests in equal quarterly installments of 35,000 shares over three years following the grant date.

(5)
Represents Mr. Packard's opportunity to earn for fiscal 2013 an award of restricted stock having a value on the date of issuance of $1,250,000, subject to the attainment of a compounded annual revenue growth target for fiscal 2013.

(6)
Represents 141,509 stock options granted to Mr. Packard that vest over a period of four years following the grant date, as described under "Compensation Discussion and Analysis—Elements of Compensation—Determination of Long-Term Incentive Plan Awards" above.

(7)
Represents restricted shares granted to Mr. Rhyu upon his initial employment that vest semi-annually over a three-year period, with 20% vesting in the first year and 40% vesting in each of the next two years following the grant date, as discussed under "Compensation Discussion and Analysis—Elements of Compensation—Determination of Long-Term Incentive Plan Awards" above.

Outstanding Equity Awards at End of Fiscal 2013

The following table provides information regarding outstanding equity awards held by our NEOs as of June 30, 2013. The section titled "Determination of Long-Term Incentive Awards" in the Compensation Discussion and Analysis above provides additional information regarding the outstanding equity awards set forth in this table.

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Amount of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Equity Incentive Plan Awards: Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

Nathaniel A.	35,000	385,000	—	$21.26	1/7/2021	—	—	—
Davis (1)	2,343	157	—	17.46	7/13/2017	—	—	—
								5,802	$152,419
								192,500	5,056,975

Ronald J.	—	141,509	—	21.44	8/24/2020	—	—	—	—
Packard (2)	16,160	48,495	—	26.78	8/12/2019	—	—	—	—
	28,581	36,750	—	26.78	8/12/2019	—	—	—	—
	165,000	11,000	—	17.46	7/13/2017	—	—	—	—
	150,000	—	—	23.45	8/21/2016	—	—	—	—
	446,078	—	14,704	13.66	7/12/2015	—	—	—	—
	—	—	—	—	—	—	—	97,288	2,555,756
	—	—	—	—	—	$1,250,000 (9)	$1,250,000 (9)	—	—

James J. Rhyu (3)	—	—	—	—	—			109,250	2,869,998

Harry T. Hawks (4)	95,000	—	—	23.59	11/30/2013			—	—

Timothy L.	37,500	112,500	—	25.50	4/30/2020			—	—
Murray (5)	—	—	—	—	—			49,000	1,287,230

Howard D. Polsky (6)	35,767	1,238	—	17.46	7/13/2017			21,500	564,805

Celia M.	—	2,269	—	17.46	7/13/2017			—	—
Stokes (7)	—	—	—	—	—			25,400	667,258

Bruce J.	27,843	1,857	—	17.46	7/13/2017			—	—
Davis (8)	27,000	—	—	23.45	8/21/2016			—	—
	—	—	—	—	—			21,900	575,313

(1)
Mr. Davis' unvested stock options vest as follows, subject to his continued employment through the applicable vesting date:

•
385,000 options vest(ed) in 11 equal quarterly installments of 35,000 options beginning on July 7, 2013; and,

•
157 options vested on July 13, 2013. These options were granted in connection with Mr. Davis' prior service as a non-employee director on our Board of Directors.

    Mr. Davis' outstanding shares of restricted stock vest as follows, subject to his continued employment through the applicable vesting date:

  •
  17,500 shares vested on September 19, 2013 and 17,500 shares vest quarterly in equal installments through January 2016. Vesting of these shares was subject to the attainment of a corporate financial performance metric for the third and fourth quarters of Fiscal 2013. On September 19, 2013, the Board of Directors determined that as of June 30, 2013, the financial performance metric had been attained;

  •
  2,757 shares vest on December 15, 2013;

  •
  2,078 shares vest on December 15, 2014; and

  •
  967 shares vest on December 15, 2015.

(2)
Mr. Packard's outstanding unvested options are subject to time-based and performance-based vesting as described above. Mr. Packard's unvested time-based options vest as follows, subject to his continued employment through the applicable vesting date:

•
11,000 options with an exercise price of $17.46 per share vested on July 13, 2013;

•
36,750 options with an exercise price of $26.78 per share continued to vest in 9 equal quarterly installments beginning August 12, 2013;

•
48,495 options with an exercise price of $26.78 per share vest in 12 equal quarterly installments beginning April 23, 2013;

•
141,509 options with an exercise price of $21.44 per share vest over four years with 25% vesting on August 24, 2013 and 75% vesting in 12 equal installments thereafter; and

•
14,704 options with an exercise price of $13.66 per share vested on September 19, 2013 as a result of our attaining a specified jurisdictional expansion and enrollment target relating to our commencing certain operations in a new state. During fiscal 2013, 29,412 options with an exercise price of $13.66 also vested as a result of our attaining similar jurisdictional expansion and enrollment targets. Achieving those goals required major long-term initiatives to secure the permission of our form of public education and attracting the forecasted number of students.

    Mr. Packard's outstanding shares of restricted stock vest as follows, subject to his continued employment through the applicable vesting date:

  •
  5,830 shares vested on August 24, 2013 and the remaining 46,642 shares vest in equal quarterly installments over the next two years starting on February 24, 2014;

  •
  15,560 shares vest in 4 equal quarterly installments starting on September 30, 2013;

  •
  5,000 shares vest on September 15, 2013; and

  •
  24,256 shares vest in equal quarterly installments starting on September 30, 2013.

(3)
Mr. Rhyu's outstanding shares of restricted stock vest as follows, subject to his continued employment though the applicable vesting date:

•
109,250 shares vest semi-annually over a three-year period, 10,925 shares vesting on December 19, 2013 and June 19, 2014, and 21,850 shares vesting semi-annually on December 19 and June 19 through June 19, 2016.

(4)
Mr. Hawks' 95,000 stock options were fully vested as of June 30, 2013.

(5)
Mr. Murray's outstanding 112,500 unvested stock options vest equally over 12 equal quarterly installments beginning on July 30, 2013, subject to Mr. Murray's continued employment through the applicable vesting date.

    Mr. Murray's outstanding shares of restricted stock vest as follows, subject to his continued employment through the applicable vesting date:

  •
  40,000 shares vest on an equal basis semi-annually over a two-year period; and

  •
  1,000 shares vest(ed) on August 14, 2013 with the remaining 8,000 shares vesting on an equal basis semi-annually over a two-year period beginning on February 14, 2014.

(6)
Mr. Polsky's unvested stock options vest as follows, subject to his continued employment through the applicable vesting date:

•
1,238 options vested on July 13, 2013.

    Mr. Polsky's outstanding shares of restricted stock vest as follows, subject to his continued employment through the applicable vesting date:

  •
  1,400 shares vest(ed) on August 14, 2013 and the remaining 11,200 shares vest in 4 equal semi-annual installments beginning on February 14, 2014;

  •
  7,200 shares vest(ed) in 3 equal semi-annual installments on August 12, 2013, February 12, 2014 and August 12, 2014; and

  •
  1,700 shares vested on September 14, 2013.

(7)
Ms. Stokes' unvested options are subject to time-based vesting and vest, subject to her continued employment through the applicable vesting date, as follows:

•
2,269 options with an exercise price of $17.46 per share vested on July 13, 2013.

    Ms. Stokes' outstanding shares of restricted stock vest as follows, subject to her continued employment through the applicable vesting date:

  •
  19,800 shares of which 2,200 vest(ed) on August 14, 2013 and 4,400 vest semi-annually on February 14 and August 14 through August 14, 2015;

  •
  3,200 shares vest(ed) equally on August 12, 2013, February 12, 2014 and August 12, 2014; and

  •
  2,400 shares vested on September 14, 2013.

(8)
Mr. Davis' unvested options are subject to time-based vesting and vest, subject to his continued employment through the applicable vesting date, as follows:

•
1,857 options with an exercise price of $17.46 per share vested on July 13, 2013.

Mr. Davis' outstanding shares of restricted stock vest as follows, subject to his continued employment through the applicable vesting date:

•
11,700 shares of which 1,300 shares vested on August 14, 2013 and 2,600 vest semi-annually on February 14 and August 14 through August 14, 2015;

•
7,800 shares vest(ed) equally on August 12, 2013, February 12, 2014 and August 12, 2014; and

•
2,400 shares vested on September 14, 2013.

(9)
Amount shown represents Mr. Packard's opportunity to receive a restricted stock award for performance in fiscal 2013 having $1,250,000 in value. In September 2013, Mr. Packard was issued 36,551 restricted shares in settlement of this award. The shares vest over three years in equal quarterly installments following issuance in September 2013.

Option Exercises and Stock Vested During Fiscal 2013

The following Option Exercises and Stock Vested table provides additional information about the value realized by the NEOs on option award exercises and the vesting of restricted stock awards during the year ended June 30, 2013.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (1) (#)	Value Realized on Exercise (2) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (3) ($)

Nathaniel A. Davis	—	—	20,303	$483,296

Ronald J. Packard	40,000	$482,320	68,596	1,533,836

James J. Rhyu	—	—	—	—

Harry T. Hawks	—	—	37,400	990,703

Timothy L. Murray	—	—	11,000	256,280

Howard D. Polsky	3,206	48,090	8,956	192,589

Celia M. Stokes	82,271	508,227	12,412	267,086

Bruce J. Davis	—	—	10,612	229,010

(1)
Represents the gross number of shares of our Common Stock acquired upon exercise of vested options without taking into account any shares that may be withheld to cover option exercise price or applicable tax obligations.

(2)
Represents the value of exercised options calculated by multiplying (i) the gross number of shares of our Common Stock acquired upon exercise by (ii) the excess of per-share closing price of our Common Stock on the date of exercise over the exercise price of the option.

(3)
Represents the value of vested shares calculated by multiplying (i) the gross number of shares acquired on vesting by (ii) the closing price of our Common Stock on the date of vesting.

Nonqualified Deferred Compensation

The following table sets forth certain information with respect to amounts deferred by the NEOs during the year ended June 30, 2013, under our non-qualified deferred compensation plan, which is discussed in more detail above.

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings/(Losses) in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Nathaniel A. Davis	—	—	—	—	—

Ronald J. Packard	—	—	$26,402	—	$209,717

James J. Rhyu	—	—	—	—	—

Harry T. Hawks	—	—	—	—	—

Timothy L. Murray	—	—	—	—	—

Howard D. Polsky	—	—	—	—	—

Celia M. Stokes	—	—	—	—	—

Bruce J. Davis	—	—	—	—	—

Potential Payments Upon Termination or Change in Control

The Company has entered into employment agreements with each of our NEOs that provide for severance payments and benefits upon certain terminations of employment. Our NEOs are also entitled to certain benefits upon a change in control. The terms and conditions of such payments and benefits, and the circumstances in which they will be paid or provided to our NEOs, are described in more detail below.

Employment Agreements

Summary of Employment Agreement with Nathaniel A. Davis

Mr. Davis entered into an employment agreement with the Company to serve as Executive Chairman, effective January 7, 2013, as amended on June 10, 2013, for a term of three years from the effective date. If Mr. Davis' employment is terminated without cause, or if he resigns for good reason (generally defined as a material diminution of responsibilities, a material change in geographic location of the Company or the Company's breach of the agreement) on or prior to January 7, 2014 or in the event of his death or disability, then all non-vested equity awards that would have vested anytime in the one year following his separation from employment will automatically vest. If Mr. Davis's employment is terminated without cause, or if he resigns for good reason after January 7, 2014, then all equity awards that would have vested anytime in the two year period following the separation from employment will automatically vest. If Mr. Davis' employment is terminated without cause, or if he resigns for good reason within one year of a change in control, all outstanding non-vested awards will accelerate and automatically vest.

If Mr. Davis is terminated without cause or resigns for good reason, he will receive an amount of severance equal to three times his then-current base salary as of the date of termination and he will also remain eligible to receive his performance bonus for the fiscal year in which such termination occurs, subject to the attainment of the performance criteria previously established, as well as one-year of continued health, medical, dental and vision benefits (or a payment in lieu thereof). However, if he is terminated without cause or resigns for good reason and the Board of Directors elects to continue Mr. Davis' compliance with the non-compete provision of his employment agreement, then he will be entitled to an additional two times his then-current base salary as of the date of termination. In the event of a termination of Mr. Davis' employment due to death or disability, he (or his estate will receive) three months of continued base salary payments, a pro-rated performance bonus for the year of termination, as well as one-year of continued health, medical, dental and vision benefits (or a payment in lieu thereof), Upon the expiration of Mr. Davis'

employment contract, any restricted shares scheduled to vest at the end of the final calendar quarter coincident or immediately preceding the third anniversary of the effective date of the employment agreement will vest, subject to satisfaction of previously-established performance criteria. If the Company offers Mr. Davis a new employment contract at the end of the term, but the parties do not enter into a new employment contract, then he may exercise any vested options within three months of the termination. If the Company does not offer Mr. Davis a new employment contract at the end of the term, he may exercise vesting options for 365 days following the termination.

The agreement also provides that Mr. Davis is subject to restrictive covenants during the term of the agreement and for certain periods following termination of employment, including confidentiality restrictive covenants during the term and for three years following termination, non-competition restrictive covenants during the term and for two years following termination, and non-solicitation restrictive covenants while he is employed by us and during the 18-month period following termination.

Summary of Employment Agreement with Ronald J. Packard

Effective as of September 27, 2010, we entered into an amended and restated employment agreement with Mr. Packard. This amended and restated agreement was further amended and restated on January 7, 2013, and was amended again effective April 29, 2013. Mr. Packard's amended employment agreement was entered into in connection with the creation of our Executive Chairman position to define the span of responsibilities for Mr. Packard in his role as CEO. Mr. Packard's compensation or cash severance amounts generally were not increased. However, the agreement, as amended, provides Mr. Packard with an additional period of time (up to 328 days) to provide the Company notice of any intent to resign for a "constructive termination."

Under his employment agreement, as amended, the term of Mr. Packard's employment continues until September 30, 2014 (subject to the possibility of annual extensions thereafter). Mr. Packard is entitled to severance upon a termination of his employment without cause or due to a constructive termination in an amount equal to three times Mr. Packard's base salary, 50% of which would be payable in a lump sum and 50% of which would be payable in installments over an 18-month period. Upon a termination without cause, Mr. Packard is entitled to an extension of the exercise date for his outstanding vested stock options until the earlier of 365 days following such termination, the date he is no longer on the Board of Directors or the expiration of the option term. Upon a constructive termination prior to the end of fiscal 2013, he would have also been entitled to a pro-rata portion of his annual bonus up to the maximum, subject to the Board of Directors' determination that he had achieved the previously-established corporate and individual performance goals and performed his responsibilities as CEO as determined by the Board of Directors in its discretion. Upon termination of Mr. Packard's employment due to his death, his estate will receive salary continuation payments for 180 days plus a pro rata portion of his target bonus for the year in which the termination occurs based upon the termination date occurs. In addition, upon a termination of Mr. Packard's employment without Cause, a "constructive termination," a termination due to disability, Mr. Packard's death or the occurrence of a change in control of us, all of Mr. Packard's unvested stock options and restricted stock would accelerate and vest in full.

The employment agreement also provides that Mr. Packard is subject to restrictive covenants during the term of the agreement and for certain periods following termination of employment, including confidentiality restrictive covenants during the term and for three years following termination, intellectual property restrictive covenants during the term, and non-solicitation and noncompetition restrictive covenants, including investment limitations in direct competitors, while he is employed by us and during the 18-month period following termination.

Summary of Employment Agreement with James J. Rhyu

Mr. Rhyu's letter agreement, dated May 1, 2013 and effective as of his start date, June 4, 2013, provides for his employment with us on an "at-will" basis. Upon a termination of Mr. Rhyu's employment for "good reason" (generally, a material breach of the employment agreement by us that is not cured within 60 days after written notice from Mr. Rhyu), or by us without "cause," Mr. Rhyu is entitled to 12 months of base salary continuation, payable at the same time and in the same manner as such salary had been paid prior to termination, and an amount equal to any accrued and earned annual bonus for the completed fiscal year immediately preceding the date of termination declared by the Committee but not yet paid.

The agreement also provides that Mr. Rhyu is subject to the terms of our Confidentiality, Proprietary Rights and Non-Solicitation Agreement which generally prohibits the unauthorized disclosure of our confidential information during and after the period of employment, ensures our right of ownership of any intellectual property developed during the period of employment, prohibits the solicitation of employees during employment and for one year following termination of employment and requires that any disputes regarding employment or termination of employment be subject to binding arbitration.

Summary of Employment Agreement with Timothy L. Murray

Mr. Murray's employment agreement, effective as of April 23, 2012, provides for his employment with us on an "at-will" basis. Upon a termination of Mr. Murray' employment for "good reason" (generally, a material breach of the employment agreement by us that is not cured within 60 days after written notice from Mr. Murray), or by us without "cause," Mr. Murray is entitled to 12 months of base salary continuation, payable at the same time and in the same manner as such salary had been paid prior to termination and 12 months of benefit continuation. In addition, 25% of the shares subject to the stock options and restricted stock awards granted to Mr. Murray in fiscal 2012 will vest upon a termination of his employment without cause or for good reason within one year of the applicable grant date. Further, the restricted stock award granted to Mr. Murray in fiscal 2012 and fiscal 2013 will vest in full upon a termination of his employment without cause or for good reason immediately prior to or following a change in control of the Company.

The agreement also provides that Mr. Murray is subject to the terms of our Confidentiality, Proprietary Rights and Non-Solicitation Agreement which generally prohibits the unauthorized disclosure of our confidential information during and after the period of employment, ensures our right of ownership of any intellectual property developed during the period of employment, prohibits the solicitation of employees during employment and for one year following termination of employment and requires that any disputes regarding employment or termination of employment be subject to binding arbitration.

Summary of Employment Agreement with Howard D. Polsky

Mr. Polsky's employment agreement, effective as of June 1, 2004, as amended on July 1, 2007, provides for his employment with us on an "at-will" basis. Upon a termination of Mr. Polsky's employment for "good reason" (generally, a material breach of the employment agreement by us), or by us without "cause," Mr. Polsky is entitled to 12 months of base salary continuation, payable at the same time and in the same manner as such salary had been paid prior to termination. The agreement also provides that Mr. Polsky is subject to the terms of our Confidentiality, Proprietary Rights and Non-Solicitation Agreement which generally prohibits the unauthorized disclosure of our confidential information during and after the period of employment, ensures our right of ownership of any intellectual property developed during the period of employment, prohibits the solicitation of employees during employment and for one year following termination of employment and requires that any disputes regarding employment or termination of employment be subject to binding arbitration.

Summary of Employment Agreement with Celia M. Stokes

Ms. Stokes' employment agreement, effective as of March 20, 2006, provides for her employment with us on an "at-will" basis. Upon a termination of Ms. Stokes' employment for "good reason" (generally, a material breach of the employment agreement by us that is not cured within 30 days), or by us without cause, Ms. Stokes' employment agreement provides that she is entitled to 180 days of base salary continuation; however, under the Company's severance policy (which would supersede her employment agreement), she would be eligible to receive nine months of salary continuation. The agreement also provides that Ms. Stokes is subject to the terms of our Confidentiality, Proprietary Rights and Non-Solicitation Agreement which generally prohibits the unauthorized disclosure of our confidential information during and after the period of employment, ensures our right of ownership of any intellectual property developed during the period of employment, prohibits the solicitation of employees during employment and for one year following termination of employment and requires that any disputes regarding employment or termination of employment be subject to binding arbitration.

Summary of Employment Agreement with Bruce J. Davis

Mr. Davis' employment agreement, effective as of January 3, 2007, provides for his employment with us on an "at-will" basis. Upon a termination of Mr. Davis' employment for "good reason" (generally, a material breach of the employment agreement by us that is not cured within 60 days, a reduction in base salary, a diminution or adverse change to title or the person to whom Mr. Davis reports prior to a change in control of the Company, a material diminution in authority, responsibilities or duties, a relocation of place of employment more than 25 miles from our headquarters, a material reduction in Mr. Davis' compensation, assignment of a materially different title and responsibilities effectively demoting Mr. Davis, or if the employment agreement is not assumed by the successor within 90 days following a change in control of the Company), or by us without cause, Mr. Davis is entitled to 12 months of base salary continuation. The agreement also provides that Mr. Davis will be subject to the terms of our Confidentiality, Proprietary Rights and Non-Solicitation Agreement which generally prohibits the unauthorized disclosure of our confidential information during and after the period of employment, ensures our right of ownership of any intellectual property developed during the period of employment, prohibits the solicitation of employees during employment and for one year following termination of employment and requires that any disputes regarding employment or termination of employment be subject to binding arbitration.

Harry T. Hawks' Termination of Employment

Mr. Hawks' employment agreement, effective as of May 5, 2010, provided for his employment with us on an "at-will" basis. In fiscal 2013, Mr. Hawks' employment terminated without cause and he received the following as severance: (i) one year base salary at the rate in effect in fiscal 2013 ($440,000); (ii) his annual bonus, calculated with the same percentage for financial goals as for all NEOs and with full credit for all individual PMOs ($193,600); (iii) accelerated vesting of all outstanding restricted stock awards ($633,036); (iv) accelerated vesting for all stock options ($153,250); (v) one year continued health and welfare benefits ($20,000); (vi) an additional three-month Consulting Agreement, with compensation at his fiscal 2013 base salary rate ($110,000 in the aggregate); and (vii) options remain exercisable for 90 days after the termination of the Consulting Agreement.

Change-in-Control Arrangements

The stock option agreements for outstanding stock options, including those held by our NEOs, generally provide for accelerated and full vesting of unvested stock options upon a change in control of the Company. In addition, Mr. Packard's outstanding shares of unvested restricted stock will become fully vested immediately prior to a change in control of the Company. Other than the foregoing, none of the NEOs is entitled to any payments or benefits upon a change in control of the Company, absent a qualifying termination in connection with the change in control.

Potential Value of Termination and Change-in-Control Benefits

The following table provides the dollar value of the potential payments and benefits that each NEO would be entitled to receive upon certain terminations of employment (including in connection with a change in control of the Company) and upon a change in control of the Company absent a termination of employment, assuming that the termination or change in control, as applicable, occurred on June 30, 2013, and the price per share of our Common Stock subject to the stock options equaled $26.27, the value of one share of our Common Stock on the last day of fiscal 2013. Mr. Hawks' employment terminated without cause during fiscal 2013, and the table reflects actual payments made to him upon his termination.

Name	Payment	Death	Disability (1)	Termination Without Cause	Constructive Termination/ Good Reason	Change in Control (no Termination)	Change in Control (and Qualifying Termination)

Nathaniel A. Davis	Salary continuation	$120,000	$120,000	$1,440,000 (2)	$1,440,000 (2)	$ —	$1,440,000 (2)

	Target bonus	528,000	528,000	528,000	528,000	—	528,000

	Benefit Continuation (3)	9,700	9,700	9,700	9,700	9,700	9,700

	Option vesting	702,783	702,783	702,783	702,783	1,930,233	1,930,233

	Restricted stock vesting	1,838,900	1,838,900	1,838,900	1,838,900	—	5,209,394

Ronald J. Packard	Salary continuation	337,500	—	2,025,000	2,025,000	—	2,025,000

	Target bonus	702,000	702,000	—	—	—	—

	Benefit Continuation(3)	—	6,000	6,000	6,000	6,000	6,000

	Option vesting	780,398	780,398	780,398	780,398	780,398	780,398

	Restricted stock vesting	2,555,756	2,555,756	2,555,756	2,555,756	2,555,756	2,555,756

James J. Rhyu	Salary continuation	—	—	460,000	460,000	—	460,000

	Benefit Continuation(3)	10,300	10,300	10,300	10,300	10,300	10,300

	Restricted stock vesting	2,869,998	2,869,998	2,869,998	2,869,998	—	2,869,998

Timothy L. Murray	Salary continuation	—	—	500,000	500,000	—	500,000

	Target bonus	—	—	309,000	309,000	—	309,000

	Benefit Continuation(3)	10,300	10,300	10,300	10,300	10,300	10,300

	Option vesting	—	—	—	—	86,625	86,625

	Restricted stock vesting	1,287,230	1,287,230	1,287,230	1,287,230	—	1,287,230

Howard D. Polsky	Salary continuation	—	—	300,000	300,000	—	300,000

	Benefit Continuation(3)	—	5,300	5,300	5,300	5,300	5,300

	Option vesting	—	—	—	—	10,907	10,907

	Restricted stock vesting	564,805	564,805	564,805	564,805	—	564,805

Celia M. Stokes	Salary continuation	—	—	262,500	262,500	—	262,500

	Benefit Continuation(3)	11,300	11,300	11,300	11,300	11,300	11,300

	Option vesting	—	—	—	—	19,900	19,900

	Restricted stock vesting	667,258	667,258	667,258	667,258	—	667,258

Bruce J. Davis	Salary continuation	—	—	340,000	340,000	—	340,000

	Benefit Continuation(3)	10,300	10,300	10,300	10,300	10,300	10,300

	Option vesting	—	—	—	—	16,360	16,360

	Restricted stock vesting	575,313	575,313	575,313	575,313	575,313	575,313

(1)
Represents 100% of the pro-rata disability payment on the last day of the fiscal year.

(2)
Amount shown in table assumes that the Company does not require Mr. Davis' continued compliance with the non-compete provision of his employment agreement after his termination. If the Company does require his continued compliance with the non-compete provision of his employment agreement after his termination, he would receive an additional payment of two times his base salary, equal to $960,000 as of June 30, 2013.

(3)
Amount shown represents an estimate of the cost to provide continued health, medical, dental and vision benefits pursuant to Mr. Davis' and Mr. Murray's employment agreement. For our other NEOs, the amounts shown assume this benefit is provided for the applicable severance period under our general employee severance policy.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Policies and Procedures for Related-Party Transactions

We recognize that related-party transactions present a heightened risk of conflicts of interest and have adopted a policy to which all related-party transactions shall be subject. Pursuant to the policy, the Audit Committee of our Board of Directors, or in the case of a transaction in which the aggregate amount is, or is expected to be, in excess of $250,000, the Board of Directors, will review the relevant facts and circumstances of all related-party transactions, including, but not limited to: (i) whether the transaction is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party; and (ii) the extent of the related party's interest in the transaction. Pursuant to the policy, no director, including the Chairman of the Audit Committee may participate in any approval of a related-party transaction to which he or she is a related party. The Board of Directors or Audit Committee, as applicable, will then, in its sole discretion, either approve or disapprove the transaction.

Certain types of transactions, which would otherwise require individual review, have been pre-approved by the Audit Committee. These types of transactions include, for example: (i) compensation to an officer or director where such compensation is required to be disclosed in our proxy statement; (ii) transactions where the interest of the related party arises only by way of a directorship or minority stake in another organization that is a party to the transaction; and (iii) transactions involving competitive bids or fixed rates. Additionally, pursuant to the terms of our related-party transaction policy, all related-party transactions are required to be disclosed in our applicable filings as required by the Securities Act of 1933 and the Exchange Act and related rules. Furthermore, any material related-party transactions are required to be disclosed to the full Board of Directors. In connection with becoming a public company, we established internal policies relating to disclosure controls and procedures, which include policies relating to the reporting of related-party transactions that must be pre-approved under our related-party transactions policy.

Employment Agreements

We have entered into employment agreements with certain of our executive officers. For more information regarding these agreements, see "Compensation Discussion and Analysis—Employment Agreements."

Compensation Committee Interlocks and Insider Participation

In fiscal 2013, there were no interlocking relationships existing between members of our Board of Directors and our Compensation Committee and members of the Board of Directors or the compensation committee of any other company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires directors and executive officers and persons, if any, owning more than 10% of a class of the Company's equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of the Company's equity and equity derivative securities. Based solely upon a review of the copies of such reports and written representations from reporting persons, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% stockholders were complied with on a timely basis during fiscal 2013.

 PROPOSAL 2:
ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, we are providing our stockholders with a non-binding advisory vote to approve the compensation paid to our NEOs as disclosed in this Proxy Statement in accordance with rules promulgated by the SEC.

Our Board of Directors is committed to corporate governance best practices and recognizes the substantial interests that stockholders have in executive compensation matters. The Compensation Committee of our Board of Directors has designed our executive compensation programs with the following key objectives:

Objective	How our compensation programs reflect this objective

To achieve strong Company performance	• Aligns executive compensation with the Company's and the individual's performance • Makes a substantial portion of total compensation variable with performance

To align executives' and stockholders' interests	• Provides executives with the opportunity to participate in the ownership of the Company
• Rewards executives for long-term growth in the value of our stock
• Links executive pay to specific, measurable results intended to create value for stockholders

To motivate executives to meet specific performance goals

•

Compensates executives with performance-based awards that depend upon the achievement of established corporate targets

•

Rewards executives for individual contributions to the Company's achievement of Company-wide performance measures

To attract and retain a talented executive team	• Targets total compensation at the 50th to 75th percentile range among companies with which we compete for talent and for stockholder investment
• Utilizes independent compensation consultants and market survey data to monitor pay relative to peer companies

We encourage stockholders to review the Compensation Discussion and Analysis in this Proxy Statement, which describes our executive compensation philosophy and the design of our executive compensation programs in great detail. Our Board of Directors believes the Company's executive compensation programs are effective in creating value for our stockholders and moving the Company towards realization of its long-term goals.

We are asking our stockholders to signal their support for the compensation of our NEOs by casting a vote "FOR" the following resolution:

    "RESOLVED, that the Company's stockholders approve, on a non-binding advisory basis, the compensation of the Company's named executive officers, as disclosed in the Proxy Statement for the 2013 Annual Meeting pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and narrative disclosure."

The vote sought by this proposal is advisory and not binding on the Company, the Board of Directors or the Compensation Committee. Although the vote is non-binding and advisory, the Company, the Board of Directors and the Compensation Committee value the input of the Company's stockholders, and the Compensation Committee will consider the outcome of the vote when making future executive compensation determinations.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE U.S. SECURITIES AND EXCHANGE COMMISSION

 PROPOSAL 3:
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

Subject to stockholder ratification, the Audit Committee has appointed the firm of BDO USA, LLP, or BDO USA, as the Company's independent registered public accounting firm for fiscal 2014. Although ratification is not required by law, our Board of Directors believes that stockholders should be given the opportunity to express their view on the subject. While not binding on the Audit Committee, if the stockholders do not ratify this appointment, the appointment will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. A representative of BDO USA will attend the Annual Meeting and this representative will be provided with an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions of stockholders, if any.

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of BDO USA as the Company's independent registered public accounting firm.

OUR BOARD OF DIRECTORS RECOMMENDS YOU VOTE "FOR" RATIFICATION OF BDO USA AS THE
COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2014.

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees and expenses billed to us by BDO USA for fiscal years 2012 and 2013:

	2012	2013
Audit Fees	$1,291,000	$1,115,000
Audit-Related Fees	43,000	39,276
Tax Fees	—	—
All Other Fees	—	—

Total	$1,334,000	$1,154,276

Audit Fees are for professional services for the Company's annual audit, including the audit of internal control over financial reporting for fiscal 2012 and 2013, reviews of the interim financial statements included in the Company's quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements. Audit-related fees in fiscal 2012 and 2013 were for professional services associated with an audit of a managed school and other minor matters.

The Audit Committee maintains policies and procedures for the pre-approval of work performed by the independent auditors in that, under the Audit Committee charter, all auditor engagements must be approved in advance by the Audit Committee. All of the services provided to the Company by BDO USA during fiscal 2012 and 2013 were pre-approved by the Audit Committee.

Interest of Certain Persons in Matters to be Acted On

No director or executive officer of K12 who has served in such capacity since July 1, 2013, or any associate of any such director or officer, to the knowledge of the executive officers of K12, has any material interest, direct or indirect, through security holdings or otherwise, in any matter proposed to be acted on at the Annual Meeting, which is not shared by all other stockholders or as is otherwise described in this Proxy Statement.

 AUDIT COMMITTEE REPORT

In accordance with a written charter adopted by the Board of Directors, the Audit Committee, or the Committee, assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the Company's financial reporting processes and its internal audit function. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and for assessing the effectiveness of the Company's internal control over financial reporting. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board and for issuing reports thereon.

In this context, the Committee has met and held discussions with management and the independent auditors, as well as legal counsel. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as currently in effect and as adopted by the Public Company Accounting Oversight Board.

In addition, the Committee has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Committee concerning independence and has discussed with the independent auditors the auditors' independence from the Company and its management.

The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls and the overall quality of the Company's accounting principles.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements of the Company for the fiscal year ended June 30, 2013, in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2013, filed with the SEC on August 29, 2013. The Committee also recommended to the Board of Directors, subject to stockholder ratification, the selection of BDO USA as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2014, and the Board of Directors accepted its recommendation.

Members of the Audit Committee
Steven B. Fink (Chairman) Guillermo Bron John M. Engler

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, each as amended (together, the "Acts"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Acts.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS
SHARING AN ADDRESS

The SEC's rules permit the Company to deliver a single set of Annual Meeting materials to one address shared by two or more of the Company's stockholders. The Company has delivered only one Proxy Statement and Annual Report to multiple stockholders who share an address, unless the Company received contrary instructions from the affected stockholders prior to the mailing date. The Company will promptly deliver, upon written or oral request, a separate copy of the Annual Meeting materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Proxy Statement or Annual Report, contact K12 Inc., 2300 Corporate Park Drive, Herndon, VA 20171, Attention: Investor Relations, or call us at 703-483-7000.

PROPOSALS BY OUR STOCKHOLDERS

Stockholder proposals intended for inclusion in next year's proxy statement under Rule 14a-8 of the Exchange Act should be sent to our principal executive offices and must be received not less than 120 calendar days prior to October 28, 2014. Accordingly, stockholder proposals must be received no later than June 30, 2014. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

Rule 14a-5(e) of the Exchange Act additionally provides that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting must notify our Secretary of this proposal in writing at least 45 days prior to the anniversary of the date on which we mailed our proxy materials for the prior year's annual meeting of stockholders. Accordingly, for our 2014 annual meeting, any notification must be made no earlier than August 7, 2014 and no later than September 8, 2014. If during the prior year we did not hold an annual meeting, or if the date of the meeting has changed more than 30 days from the prior year, then notice must be received a reasonable time before we mail our proxy materials for the current year. The stockholder must be a stockholder of record both at the time of giving notice and at the time of the annual meeting. The fact that the Company may not insist upon compliance with these requirements should not be construed as a waiver of our right to do so at any time in the future.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information filing requirements of the Exchange Act and, in accordance with the Exchange Act, file certain reports and other information with the SEC relating to our business, financial condition and other matters. You may read and copy any reports, statements or other information that the Company filed with the SEC at the SEC's public reference room at 100 F Street, NE, Washington, DC 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of these materials can be obtained, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 100 F Street, NE, Washington, DC 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information.

Any person from whom proxies for the meeting are solicited may obtain, if not already received, from the Company, without charge, a copy of the Company's Annual Report on Form 10-K for fiscal 2013, by written request addressed to K12 Inc., 2300 Corporate Park Drive, Herndon, VA 20171, Attention: Investor Relations Department. The Annual Report on Form 10-K is not soliciting material and is not incorporated in this document by reference.

In order to obtain any documents you request from the Company in time for the Annual Meeting, you must request the documents from the Company by Wednesday, November 27, 2013, which is five business days prior to the date of the Annual Meeting.

You should rely only on the information contained in this document to vote your shares of Common Stock at the Annual Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated as of October 28, 2013. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to stockholders does not create any implication to the contrary. This document does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such solicitation in that jurisdiction.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON DECEMBER 5, 2013. THE PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT: proxy.ir.K12.com 6391 2013 ANNUAL MEETING OF STOCKHOLDERS This Proxy is solicited by the Board of Directors for the Annual Meeting of Stockholders on December 5, 2013, 9:00 A.M. The undersigned stockholder of K12 Inc., a Delaware corporation (the “Company”), hereby constitutes and appoints Nathaniel A. Davis, Ronald J. Packard and Howard D. Polsky, and each of them, with the power to act without the other and with the power of substitution, as proxies (the “Proxy Holders”) and attorneys-in-fact for the undersigned, to attend the annual meeting of stockholders of the Company to be held at the law firm of Latham & Watkins LLP, located at 555 Eleventh Street, NW, Suite 1000, Washington, DC 20004-1304, on December 5, 2013, at 9:00 A.M., Eastern Time, and any adjournment(s), continuation(s) or postponement(s) thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such annual meeting and in their discretion, to vote upon such other business as may properly come before the annual meeting and otherwise to represent the undersigned at the annual meeting with all powers possessed by the undersigned if personally present at the annual meeting. IMPORTANT ANNUAL MEETING INFORMATION PLEASE MARK VOTES AS IN THIS EXAMPLE X REVOCABLE PROXY K12 INC. Date Sign above Co-holder (if any) sign above Please be sure to date and sign this proxy card in the box below. PLEASE SIGN name(s) exactly as shown on above. Where there is more than one holder, each should sign. When signing as an attorney, administrator, executor, guardian or trustee or in another representative capacity, please add your title as such. If executed by a corporation or partnership, the Proxy should be executed in the full corporate or partnership name and signed by a duly authorized person, stating his or her title or authority. 1. ELECTION OF DIRECTORS 01 Craig R. Barrett 06 Steven B. Fink 02 Guillermo Bron 07 Mary H. Futrell 03 Adam L. Cohn 08 Ronald J. Packard 04 Nathaniel A. Davis 09 Jon Q. Reynolds, Jr. 05 John M. Engler 10 Andrew H. Tisch (INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.) FOLD HERE – PLEASE DO NOT DETACH – PLEASE ACT PROMPTLY PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE The Board of Directors recommends you vote FOR the following proposal: 2. ADVISORY VOTE ON EXECUTIVE COMPENSATION The Board of Directors recommends you vote FOR the following proposal: 3. RATIFICATION OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2014 This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no instruction is indicated but the Proxy Card is signed, this Proxy Card will be voted “FOR” the election of the Board of Directors nominees named in the proxy statement; “FOR” the approval, on a non-binding advisory basis, of the compensation of the named executive officers of the Company and; “FOR” the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for fiscal year 2014. Stockholders who plan to attend the annual meeting may revoke their Proxy by attending and casting their vote at the annual meeting in person. The above signed hereby acknowledge(s) receipt of a copy of the accompanying Notice of 2013 Annual Meeting of Stockholders and the proxy statement with respect thereto and hereby revoke(s) any proxy or proxies heretofore given with respect to such annual meeting. THESE PROPOSALS ARE FULLY EXPLAINED IN THE ENCLOSED NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT. For Against Abstain Mark here if you plan to attend the meeting. Mark here for address change. __________________________________________________________ __________________________________________________________ __________________________________________________________ The Board of Directors recommends you vote FOR the following: With- For All For hold Except For Against Abstain

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NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 5, 2013
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON DECEMBER 5, 2013
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 5, 2013
PROPOSAL 1: ELECTION OF DIRECTORS
Nominees for Election at the Annual Meeting
INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
EXECUTIVE OFFICERS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
Peer Group Pay vs. TSR Performance Analysis 3-Yr Top 5 Realizable Pay
Other Compensation
COMPENSATION GOVERNANCE, PROCESS AND INCENTIVE DECISIONS
OTHER COMPENSATION POLICIES AND PRACTICES
CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR
AUDIT COMMITTEE REPORT
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS
PROPOSALS BY OUR STOCKHOLDERS
WHERE YOU CAN FIND MORE INFORMATION